UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ARCHROCK, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Fellow Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend Archrock, Inc.’s Annual Meeting of Stockholders.  The Annual Meeting will be held at 9:30 a.m. Central Time, on Wednesday, April 24, 2019, at 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

Archrock operates the largest fleet of contract natural gas compression equipment in the United States.  Our reputation is built on 60 years of operating with the highest standards in safety, integrity and reliability.  We value our customers, who range from the largest multinational energy providers to local producers.  We value our employees, who tirelessly work to provide best-in-class service.  We value our community, and we sponsor and encourage our employees to give back. We value the environment, and believe strongly in operating responsibly.  And we value our owners and appreciate your thoughtful and continued support.

The attached Notice of the Annual Meeting, Proxy Statement and form of proxy that follow provide important information regarding the matters to be voted on at the meeting as well as information regarding other items of interest to stockholders.

We look forward to seeing your ownership of Archrock represented at our Annual Meeting.

Sincerely,

Gordon T. Hall
Chairman of the Board
March 14, 2019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Archrock, Inc.:

The 2019 Annual Meeting of Stockholders of Archrock, Inc., a Delaware corporation, will be held at 9:30 a.m. Central Time on Wednesday, April 24, 2019, at the corporate offices of Archrock located at 9807 Katy Freeway, Suite 100, Houston, Texas 77024, for the following purposes:

•	to elect eight directors to serve until the next annual meeting of stockholders or until their successors are duly elected or appointed and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as Archrock, Inc.’s independent registered public accounting firm for fiscal year 2019;

•	to conduct an advisory vote to approve the compensation provided to Archrock, Inc.’s Named Executive Officers for 2018; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has set the close of business on March 1, 2019, as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, the instructions on the following page, or, if you requested to receive printed proxy materials, your proxy card.

By Order of the Board of Directors,

Stephanie C. Hildebrandt
Secretary

Houston, Texas
March 14, 2019

Important Notice of Internet Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on April 24, 2019
If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless specifically requested. The Notice of Internet Availability of Proxy Materials is not a form for voting and presents only an overview of the matters for which your vote is requested.  Stockholders are encouraged to access and carefully review the proxy materials before voting.  This Proxy Statement and our 2018 Annual Report to Stockholders are available at www.proxyvote.com.

CAST YOUR VOTE RIGHT AWAY

YOUR VOTE IS IMPORTANT: Whether you plan to attend the Annual Meeting or not, please vote your shares by Internet, telephone or mail to ensure the presence of a meeting quorum.  If you attend in person, you may choose to vote your shares at that time even if you have previously voted your shares. Any proxy may be revoked by the submission of a later-dated proxy or a written notice of revocation before close of the Annual Meeting.

Even if you plan to attend the Annual Meeting, please read this Proxy Statement with care and vote right away using any of the following methods. In all cases, have your proxy card or voting instructions accessible and follow the instructions. If your shares are held in the name of a broker or other nominee, follow the voting instructions you receive from such broker or other nominee to vote your shares.

BY INTERNET	BY TELEPHONE	BY MAILING YOUR PROXY CARD

Visit 24/7 www.proxyvote.com	Dial toll-free 24/7 1-800-690-6903 or the number provided by your broker or other nominee	Cast your ballot, sign your proxy card and send by free post

PROXY STATEMENT SUMMARY

ANNUAL MEETING OF STOCKHOLDERS

This summary is an overview of information that you may find elsewhere in this Proxy Statement.  This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting your shares.

ANNUAL MEETING DETAILS	MEETING AGENDA
Wednesday, April 24, 2019
9:30 a.m. Central Time

Archrock Corporate Headquarters
9807 Katy Freeway, Suite 100
Houston, Texas  77024

For stockholders of record as of
March 1, 2019

On March 14, we began mailing this Proxy Statement to stockholders who requested paper copies.
	PROPOSAL Election of directors Ratification of appointment of independent auditors Advisory vote approving 2018 executive compensation	BOARD’S VOTING RECOMMENDATION FOR EACH NOMINEE FOR FOR	PAGE REFERENCE 4 21 24

CORPORATE GOVERNANCE HIGHLIGHTS

➢	Annual election of all directors
➢
Plurality vote standard which, pursuant to our Corporate Governance Principles, requires that any nominee for director who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by the Board

➢	Separate Chairman and Chief Executive Officer
➢	Majority independent board, with seven of eight directors being independent
➢	100% independent board committees
➢	Independent directors meet regularly without management present
➢	25% of board is female
➢	Officer and director stock ownership guidelines
➢	No hedging or pledging of company securities
➢	Annual board and committee evaluations

Information Regarding the Annual Meeting	1
Meeting Time and Place
Meeting Agenda and Board’s Recommendation
Stockholders Entitled to Vote
How to Vote Your Proxy
Quorum and Required Votes
Broker Non-Votes
Changing Your Vote
Proxy Tabulator
Proxy Solicitation
Availability of Proxy Materials
Householding

Proposal 1 — Election of Directors	4
Nominees for Director

Corporate Governance	9
Director Independence	9
Board Leadership Structure and Tenure	10
Director Qualifications, Diversity and Nominations	10
Committees of the Board, Membership and Attendance	11
The Board’s Role in Risk Oversight	13
Compensation Committee Interlocks and Insider Participation	13
Management Succession Planning	13
Director Compensation	14

Executive Officers	16

Stock Ownership	18
Ownership of Certain Beneficial Owners	18
Ownership of Management	19
Section 16(a) Beneficial Ownership Reporting Compliance	20

PROXY STATEMENT

INFORMATION REGARDING THE ANNUAL MEETING

This Proxy Statement is furnished by the board of directors of Archrock, Inc. to solicit your vote at the Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement and accompanying materials are first being sent to stockholders on or about March 14, 2019, and are accompanied by our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”).  Archrock, Inc., a Delaware corporation, is also referred to in this Proxy Statement as “we,” “us,” “our,” “Archrock” or the “Company.”

When and where will the Annual Meeting be held?

The Annual Meeting will begin promptly at 9:30 a.m. Central Time on Wednesday, April 24, 2019, at Archrock’s corporate offices located at 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

What are stockholders being asked to vote on and what is the Board’s vote recommendation?

Proposal No.	Description of Proposal	Board’s Voting Recommendation	Page No. Where You Can Find More Information Regarding the Proposal
1	Election of eight directors to serve until the next annual meeting of stockholders or until their successors are duly elected or appointed and qualified	FOR	4
2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2019	FOR	21
3	Advisory vote to approve the compensation provided to our Named Executive Officers for 2018	FOR	24

In addition, the meeting will be held to transact such other business as may properly come before the meeting or any adjournment thereof.

Who is entitled to vote?

Owners of our common stock, par value $0.01 per share, as of the close of business on the record date of March 1, 2019, are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on March 1, 2019, there were 130,414,438 shares of common stock outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting.  A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

How do I vote?

Stockholder of Record. If you are a stockholder of record, you may vote over the telephone, by Internet, by mailing in a proxy card, in person at the Annual Meeting or you can give a proxy to be voted at the meeting. Please refer to the specific voting instructions set forth on the Notice of Internet Availability of Proxy Materials.

Street Name Holder. If, like most of our stockholders, you hold your shares through a bank, broker or other nominee (in “street name”), you must vote your shares in the manner prescribed by your bank, broker or other nominee. Your broker or other nominee will either explain how to vote your stock or enclose a voting instruction card for you to use in directing the broker or other nominee how to vote your stock. If you are a street name holder, you may vote your stock in person at the Annual Meeting only if you obtain a signed proxy from your broker or other nominee giving you a right to vote the stock.

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How many votes must be present to hold the Annual Meeting?

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the Annual Meeting. Under our Third Amended and Restated Bylaws, as amended, and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.

What are “broker non-votes” and what affect do they have on the Annual Meeting?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other nominee, for your vote to be counted on any of the proposals other than Proposal 2, you will need to communicate your voting decisions to your bank, broker or other nominee before April 24, 2019.

Each proposal to be voted on at the Annual Meeting is described in this Proxy Statement, as is the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.

How can I change my vote?

A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later-dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary.  If you hold your shares in street name, you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.

Who will count the votes?

Broadridge Financial Solutions, Inc. will provide a representative to tabulate and certify the vote results and act as the inspector of election for the Annual Meeting.

Who is paying the cost to solicit votes?

This solicitation is made on behalf of the Board of Directors, and we will pay the cost of soliciting proxies.  In addition to solicitations by mail, our directors, officers and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by telephone, or by electronic communication. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners certain fees associated with:

•	Forwarding the Notice of Internet Availability of Proxy Materials to beneficial owners;
•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and
•	Obtaining beneficial owners’ voting instructions.

How can I obtain a paper copy of the proxy materials or change the way I receive these materials in the future?

Instead of mailing a printed copy of our proxy materials, including this Proxy Statement, form of proxy card and our 2018 Annual Report to Stockholders, we have elected to provide access to such documents on the Internet.  Most stockholders will not receive printed copies of the proxy materials unless they request them, in which case printed copies of the proxy materials will be provided at no charge.  Our Notice of Internet Availability of Proxy Materials was first mailed to stockholders of record and beneficial owners on or about March 14, 2019.  Any stockholder may request to receive proxy materials in printed form by mail or electronically by e-mail for this year and on an ongoing basis by following the instructions set forth in the Notice of Internet Availability of Proxy Materials.

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What is “householding”?

Securities and Exchange Commission (“SEC”) rules regarding the delivery of the notice of internet availability, proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as householding, will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one Notice of Internet Availability of Proxy Materials to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of such document was delivered. Any stockholder who would like to receive a separate copy of the Notice of Internet Availability of Proxy Materials, now or in the future, should submit this request to our Secretary. The Secretary may be contacted at the following address: Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary. Beneficial owners sharing an address who receive multiple copies of the Notice of Internet Availability of Proxy Materials and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of such document be mailed to all stockholders at the shared address in the future.

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PROPOSAL 1
ELECTION OF DIRECTORS

Eight directors are nominated to be elected to the Board of Directors (the “Board”) at the Annual Meeting, to hold office until our next annual meeting of stockholders or until their respective successors are duly elected or appointed and qualified. Each nominee has consented to serve as a director if elected.

Board of Directors’ Recommendation

The Board recommends that the stockholders vote “FOR” the election of each of the nominees to the Board as set forth in this proposal.

Vote Required

With respect to the election of directors, you may vote “for” or withhold authority to vote for each director nominee. A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee, meaning that the eight director nominees who receive the highest number of shares voted “for” their election are elected; however, our Corporate Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by our Board. Broker non-votes will not have any effect on the election of directors.

Nominees for Director

The following biographical information is furnished with respect to each director nominee, together with a discussion of each nominee’s experience, qualifications and attributes or skills that were considered in their nomination to the Board.

Anne-Marie N. Ainsworth
Age: 62
Director Since: April 2015
Archrock Committees:  Audit and Nominating and Corporate Governance (Chair)

Background:  Ms. Ainsworth served as President, Chief Executive Officer and director of the general partner of Oiltanking Partners, L.P. (a provider of terminal, storage and transportation services to the crude oil, refined petroleum and liquefied petroleum gas industries) and as President and Chief Executive Officer of Oiltanking Holding Americas, Inc. from November 2012 to March 2014. She previously served as Senior Vice President of Refining of Sunoco, Inc. (a petroleum and petrochemical manufacturer) from November 2009 to March 2012. Prior to joining Sunoco, Ms. Ainsworth was employed by Motiva Enterprises, LLC, where she was the General Manager of the Motiva Norco refinery in Norco, Louisiana from 2006 to 2009. From 2003 to 2006, she was Director of Management Systems & Process Safety at Shell Oil Products U.S., and from 2000 to 2003 she was Vice President of Technical Assurance at Shell Deer Park Refining Company. Ms. Ainsworth holds a B.S. in Chemical Engineering from the University of Toledo and an M.B.A. from Rice University, where she served as an Adjunct Professor from 2000 to 2009.  Anne-Marie is a graduate of the Institute of Corporate Directors Education Program (Rotman School of Management, University of Toronto/ Haskayne School of Business, University of Calgary),  and holds the ICD.D designation.

Current Directorships: Director and chair of the safety & environment committee of Pembina Pipeline Corporation (a Canadian oil and gas pipeline company); director and member of the audit committee for Kirby Corporation (an operator of inland and offshore tank barge fleets in the U.S. and provider of diesel engine services); and director and member of the EHS & public policy committee and finance committee of Holly Frontier Corporation (an independent petroleum refiner in the U.S.)

Prior Directorships:  Director of Seventy Seven Energy Inc. (a provider of wellsite services and equipment to exploration and production companies) from June 2014 to June 2015

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Qualifications:  Ms. Ainsworth has extensive leadership experience in the oil and gas industry and familiarity with governance issues, having served as Chief Executive Officer of both public and private energy companies, as well as experience operating a portfolio of energy assets, which we believe make her well qualified to serve as a member of our Board.

Wendell R. Brooks
Age: 69
Director Since:  November 2015
Archrock Committees:  Audit and Compensation

Background:  Mr. Brooks currently serves as President and Chief Executive Officer of Axis Energy Services (an oil field services company). From 2015 to 2018, Mr. Brooks served as managing director to B29 Investments, L.P. (a Dallas-based private equity firm that specializes in oil field service investments).  He served as an Executive Vice President and the President of the Production and Infrastructure Segment of Forum Energy Technologies (an international oil field products company) from August 2010 through December 2014, having previously served as Chief Executive Officer and President of Allied Technology, Inc. from October 2007 until August 2010 when Allied Technology was merged into Forum Energy Technologies. From 1996 to October 2007, he was the Group Director for the Well Support business of John Wood Group Plc. (a public Scottish international energy services company traded on the London Stock Exchange). Mr. Brooks was President of Del Norte Technology, Inc. (a provider of positioning systems) from 1984 to 1994. He was employed by Geosource, Inc. from 1975 to 1984 where he was involved in business development and served as President of two divisions.  Mr. Brooks has a B.B.A. from the University of Texas at Arlington and an M.B.A. from the Harvard Business School.

Current Directorships: Axis Energy Services since November 2015

Prior Directorships: Director of Wood Group from 1996 to 2007 and of Nine Energy Service, Inc. from 2013 to 2017

Qualifications:  Having served in a number of senior leadership positions with companies in the oil and gas services industry, Mr. Brooks brings broad experience and a thorough understanding of the industry, including engineering, maintenance and production support, as well as environmental protection and restoration. He also possesses experience with mergers and acquisitions in the energy sector. We believe this knowledge and experience, together with his former and current experience as a member of the boards of directors of energy service companies, make Mr. Brooks well qualified to serve as a member of our Board.

D. Bradley Childers
Age:  54
President and Chief Executive Officer, Archrock
Director Since:  April 2013
Archrock Committees:  None

Background.  Mr. Childers was elected as our President and Chief Executive Officer in December 2011, after serving as our Interim President and Chief Executive Officer since November 2011.  He also served as President, Chief Executive Officer and Chairman of the Board of Archrock GP LLC, the managing general partner of Archrock Partners, L.P., a master limited partnership in which we owned an equity interest (the “Partnership”) from November 2011 until the Partnership’s merger into a wholly-owned subsidiary of Archrock, Inc. in April 2018 (the “Partnership Merger”).  Mr. Childers served as our Senior Vice President from August 2007 through November 2011. He served as an officer, including as President, North America of Exterran Energy Solutions, L.P., a predecessor subsidiary, from March 2008 through November 2011, and as Senior Vice President of the Partnership from June 2006 through November 2011. Mr. Childers joined Universal Compression Holdings, Inc., a predecessor company, in 2002 and served in a number of management positions, including as Senior Vice President and as President of the International Division of Universal Compression, Inc. (Universal’s wholly owned subsidiary). He held various positions with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002. He also serves as an officer of certain other Archrock subsidiaries. Mr. Childers holds a B.A. from Claremont McKenna College and a J.D. from the University of Southern California.

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Current Directorships: Chairman of the Board, Yellowstone Academy (a non-profit private school)

Prior Directorships: Chairman of the Board of the Partnership from May 2008 through April 2018 when it merged into a wholly-owned subsidiary of Archrock, Inc.

Qualifications:  Mr. Childers’ day-to-day leadership as our Chief Executive Officer provides him with an intimate knowledge of our strategy, operations and markets. His previous experience as President, North America of our operating subsidiary has provided him with extensive experience in our business and a deep understanding of operational opportunities and challenges. Mr. Childers’ business judgment, management experience and leadership skills are highly valuable in assessing our business strategies and accompanying risks. We believe this knowledge and experience make Mr. Childers well qualified to serve as a member of our Board.

Gordon T. Hall
Age:  59
Director Since:  March 2002
Archrock Committees:  Compensation and Nominating and Corporate Governance

Background:  Mr. Hall is Chairman of the Board, a position he assumed in November 2015.  At predecessor companies to Archrock, Mr. Hall served as Vice Chairman and Lead Independent Director from April 2013 to November 2015, as Chairman of the Board of Exterran Holdings, Inc. from August 2007 through April 2013 and as Chairman of the Board of Hanover Compressor from May 2005 through August 2007. Prior to his retirement in 2002 from Credit Suisse (a brokerage services and investment banking firm), Mr. Hall served as Managing Director, Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall serves as a professor in the Master of Science in Financial Analysis program at Gordon College and served as the interim Chief Financial Officer of the College for four months during 2018. He holds a B.A. in Mathematics from Gordon College and an S.M. from the M.I.T. Sloan School of Management.

Current Directorships: Lead independent director, a member of the compensation committee and chairman of the nominating and corporate governance committee of Noble Corporation (a global offshore drilling contractor for the oil and gas industry); member of the finance committee of the board of trustees of Gordon College; director of private company ZNT Global Enerji San. Ve Tic, A.S. (a defense and energy company headquartered in Turkey)

Prior Directorships: Director of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing) from March 2002 until its merger with Tenaris S.A. in May 2007; director of Grant Prideco, Inc. (a drill technology and manufacturing company) from November 2007 until its acquisition by National Oilwell Varco, Inc. in April 2008; and director of Select Energy Services (a provider of water solutions and wellsite services to oilfield operators) from 2012 through 2015

Qualifications:  As Chairman of the Board of Hanover from May 2005, and continuing in that role with us since the merger of Hanover and Universal in August 2007 through April 2013, and from November 2013 to present, Mr. Hall has developed a thorough understanding of our operational and strategic opportunities and challenges. Mr. Hall’s prior experience as a research analyst covering oil field services companies gives him a broad-based understanding of the industry, as well as mergers and acquisitions and capital markets transactions. We believe this knowledge and experience, together with Mr. Hall’s former and current experience as a member of the boards of other public oil and gas related companies, make him well qualified to serve as a member of our Board.

Frances Powell Hawes
Age:  64
Director Since:  April 2015
Archrock Committees:  Audit (Chair) and Nominating and Corporate Governance

Background:  Ms. Hawes has over twenty years of experience as a financial advisor and Chief Financial Officer (CFO) for both public and private companies.  Most notably she served as CFO of New Process Steel, L.P. (a privately held steel distribution company) from September 2012 through December 2013. She was Senior Vice President and CFO of American Electric Technologies, Inc. (a publicly traded provider of power delivery solutions) from September 2011 to September 2012.   Ms.  Hawes served as CFO, Executive Vice President and Treasurer of NCI Building Systems, Inc. (a publicly traded firm providing engineered building solutions) from 2005 to 2008;  as CFO and Treasurer of Grant Prideco, Inc. (a manufacturer of engineered tubular products for the energy industry) from 2000 to 2001; and as Chief Accounting Officer, Vice President Accounting and Controller of Weatherford International Ltd. (a multinational oil field service company), having advanced through a number of positions of increasing responsibility, from 1989 to 2000. Ms.  Hawes is a Certified Public Accountant and holds a B.B.A. in Accounting from the University of Houston.

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Current Directorships: Director of Laredo Petroleum (a company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian region of the U.S); director of PGT Innovations (a manufacturer of premium windows and doors); director of the Houston Area Women’s Center (a non-profit organization); director of Financial Executives International, Houston Chapter

Prior Directorships: Director of Energen Corporation (an oil and gas exploration and production company) from 2013 to November 2018; director of Express Energy Services (an oilfield services company) from January 2011 to November 2014

Qualifications:  Ms.  Hawes brings financial expertise, business knowledge and leadership experience, having served as a Chief Financial Officer of both private and public companies in the manufacturing and energy industries and as a financial consultant and advisor, which we believe make her well qualified to serve as a member of our Board.

J.W.G. “Will” Honeybourne
Age:  67
Director Since:  April 2006
Archrock Committees:  Compensation and Nominating and Corporate Governance

Background:  As Managing Director of First Reserve (a private equity firm), a position he has held since January 1999, Mr. Honeybourne is responsible for deal origination, investment structuring and monitoring, with a particular emphasis on the equipment, manufacturing and services sector, upstream oil and gas and international markets. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International (a seismic and wireline logging company) from 1996 to 1998. Mr. Honeybourne is a member of the Society of Petroleum Engineers and the Society of Exploration Geophysicists. Mr. Honeybourne holds a B.Sc. in Oil Technology from Imperial College, London University.

Current Directorships: Director of Barra Energia Petróleo e Gás (a private Brazilian oil and gas exploration and production company)

Prior Directorships: Director of Red Technology Alliance (a First Reserve joint venture with Halliburton Company) from December 2006 to January 2010; director of Acteon Group (a U.K.-based offshore and subsea services company) from November 2006 to November 2012; non-executive chairman of KrisEnergy (a Singapore-listed upstream oil and gas company) from November 2009 to February 2017

Qualifications:  Mr. Honeybourne’s technical background in petroleum engineering and his experience as Managing Director of a private equity firm focused on the oil and gas industry result in a valuable combination of skills for a member of our Board. Mr. Honeybourne’s current and former service as a director of various oil and gas companies brings an understanding of the challenges and opportunities of markets and operations. We believe these skills and experience make Mr. Honeybourne well qualified to serve as a member of our Board.

James H. Lytal
Age: 61
Director Since:  April 2015
Archrock Committees:  Compensation (Chair) and Nominating and Corporate Governance

Background:  Mr. Lytal has served as a Senior Advisor for Global Infrastructure Partners (a leading global, independent infrastructure investor) since April 2009. From 1994 to 2004, he served as President of Leviathan Gas Pipeline Partners, which later became El Paso Energy Partners, and then Gulfterra Energy Partners.  In 2004, Gulfterra merged with Enterprise Products Partners (a North American midstream energy services provider), where he served as Executive Vice President until 2009. From 1980 to 1994, Mr. Lytal held a series of commercial, engineering and business development positions with various companies engaged in oil and gas exploration and production and gas pipeline services. Mr. Lytal received a B.S. in Petroleum Engineering from the University of Texas at Austin.

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Current Directorships: Director and chairman of the compensation committee and a member of the audit committee of SemGroup Corporation (a midstream company that specializes in moving energy)

Prior Directorships: Director and member of the audit committee and chairman of the conflicts committee of Rice Midstream Management LLC, the managing general partner of Rice Midstream Partners, L.P. from 2015 until it was acquired in July 2018; director of Gulfterra Energy Partners from 1994 to 2004 and director of Azure Midstream Partners GP, LLC, the general partner of Azure Midstream Partners, LP from 2013 to 2017, including service as member of the audit committee and chairman of the conflicts committee

Qualifications:  With over 30 years of experience in the midstream oil and gas sector, including over 15 years in senior leadership and advisory roles, Mr. Lytal brings to the Board a broad knowledge and understanding of the oil and gas services industry, a deep familiarity with the management of midstream assets and experience with governance issues associated with a public company, which we believe make him well qualified to serve as a member of our Board.

Edmund P. Segner, III
Age: 65
Director Since:  July 2018
Archrock Committees:  Audit

Background:  Mr. Segner is a Professor in the Practice of Engineering Management in the Department of Civil and Environmental Engineering at Rice University (Houston). In November 2008, Mr. Segner retired from EOG Resources, Inc. (EOG) (a publicly traded independent oil and gas exploration and production company). Among the positions he held at EOG was President and Chief of Staff and Director from 1999 to 2007. From March 2003 through June 2007, he also served as EOG’s principal financial officer.   He is a Certified Public Accountant and holds a B.S. in civil engineering from Rice University and an M.A. in economics from the University of Houston.

Current Directorships:  Chairman of the reserves and environment, health and safety committee and member of the audit and compensation committees of Highpoint Resources (a company engaged in exploration and development of natural gas and oil reserves in the Rocky Mountain region of the U.S.); lead director, audit committee chair and member of the nominating and governance committee of Laredo Petroleum, Inc. (a company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian region of the U.S.); member of the board of trustees of the Nature Conservancy of Texas (a non-profit organization)

Prior Directorships:   Director and member of the Audit, Conflicts and Compensation Committees of Archrock GP LLC, the managing general partner of the Partnership, from May 2009 to April 2018, when it was merged into a wholly-owned subsidiary of Archrock, Inc.; director and a member of the conflicts committee of Midcoast Holdings, LLC from February 2014 until it was acquired and taken private by Enbridge Energy Partners, L.P. in April 2017

Qualifications:  Mr. Segner brings technical experience and financial acumen to the board of directors. Having served in a senior management position for an oil and gas company, Mr. Segner also possesses a thorough understanding of the energy industry and operational challenges unique to this industry. In addition, as a former president of a public company and as a director of other public companies, Mr. Segner has valuable experience with other functions pertinent to our board, including compensation, financing matters and the evaluation of acquisition opportunities. We believe this knowledge and experience, as well as his prior service on the board of the Partnership, makes Mr. Segner well qualified to serve as a director.

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CORPORATE GOVERNANCE

The executive summary to this Proxy Statement provides highlights of our corporate governance practices.  The Board is committed to responsible and responsive corporate governance policies and practices that serve the interests of all stockholders.  The full Board, at the direction of the Nominating and Corporate Governance Committee, routinely reviews best practices in corporate governance.  During 2018, our senior management attended eight energy investor conferences and several non-deal road shows to communicate our mission and vision with our stockholders and receive feedback on the issues they consider most important as an investor in Archrock.

We Power America, by providing compression services for the gathering and distribution of a cleaner burning fuel, natural gas.  At Archrock, doing so with respect for people, safety, the environment and our communities is just good business.  It means creating critical jobs even in the most remote parts of the country, making sure our people come home safely at the end of each day, minimizing our impact on the environment for future generations and being good citizens by making a difference in the communities where we operate.   More information can be found at www.archrock.com.  The following provides more detailed information regarding our corporate governance practices.

DIRECTOR INDEPENDENCE

Our Code of Business Conduct requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. This policy is made available to all employees. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire requires that responses be updated throughout the year to the extent circumstances change.

The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Archrock and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee’s recommendation, the Board makes a determination relating to the independence of each member, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the NYSE.

During the Nominating and Corporate Governance Committee’s most recent review of independence, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires.  See the section titled “Related Party Transactions” in this Proxy Statement for more information.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following nominees for director are independent: Mdmes. Ainsworth and Hawes and Messrs. Brooks, Hall, Honeybourne, Lytal and Segner.

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BOARD LEADERSHIP STRUCTURE AND TENURE

We separate the roles of Chairman of the Board and Chief Executive Officer. We believe this structure is currently in the best interests of our stockholders because by separating these positions:

➢       our Chief Executive Officer can focus on the day-to-day operations and management of our business, and
➢       the Chairman of the Board can lead the Board in its fundamental role of providing advice to and oversight of management.
The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Chairman. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope of our operations and the responsibilities of the Board and management.

Mr. Hall serves as Chairman and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting, as well as the executive sessions of independent directors.

The Board believes it has a healthy mix of representation based on tenure by the Directors currently serving on the board, as illustrated in the chart above, with an average length of service of approximately five years.

DIRECTOR QUALIFICATIONS, DIVERSITY AND NOMINATIONS

The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, energy industry and relevant technical expertise. The Nominating and Corporate Governance Committee also considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, color, religion, sex, age, national origin, citizenship, veteran status, disability, sexual orientation, gender identity, genetic information or any other basis proscribed by law.

Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, regulation and the rules of the NYSE, our certificate of incorporation, our bylaws and our Corporate Governance Principles.

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Stockholders may propose director nominees to the Nominating and Corporate Governance Committee (for consideration for election at the 2020 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary. See the section titled “Additional Information – 2020 Annual Meeting of Stockholders.” Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

The following lists the skills the Board has identified as most critical to effective service on the board and illustrates the number of directors who possess such skills.

SKILL		TOTAL
	ENERGY INDUSTRY EXPERTISE	8
	Served in a leadership or significant operational role with a service provider, supplier or producer in the energy industry
	SENIOR LEADERSHIP EXPERIENCE	8
	Served in a senior leadership role (principal executive, financial, operating or legal officer) at a publicly-traded company
	FINANCIAL EXPERTISE	7
	Experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience actively supervising such functions
	HEALTH, SAFETY & ENVIRONMENTAL EXPERTISE	3
	First hand or significant supervisory experience over the HSE function
	ENGINEERING OR TECHNOLOGY EXPERTISE	5
	First hand or supervisory experience over the technology or engineering department of a company
	PUBLIC COMPANY BOARD EXPERIENCE	8
	Currently or has previously served on the board of another public company

COMMITTEES OF THE BOARD, MEMBERSHIP AND ATTENDANCE

The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and the applicable committee charters, each of which are available to the public on our website at www.archrock.com or in print by submitting a written request to Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, Attention: Secretary. The purpose and composition of each committee is summarized in the table below.

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Committee	Purpose	Composition	Committee Report
Audit Committee
The Audit Committee’s purpose is to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting.

The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each of Mdmes. Ainsworth and Hawes and Messrs. Brooks and Segner qualifies as an “audit committee financial expert” as that term is defined by the SEC. No member of the Audit Committee serves on the audit committee of more than two other public companies.
The Report is included in this Proxy Statement on page 22.
Compensation Committee
The Compensation Committee’s purpose is to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting, developing, retaining and compensating the senior executive talent required to achieve corporate objectives and linking pay and performance.
		The Board has determined that each member of the Compensation Committee is independent.	The Report is included in this Proxy Statement on page 39.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s purpose is to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the annual evaluation of the Board and its committees and develop, review and implement our Corporate Governance Principles.
The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees and number of meetings held are indicated in the following chart:

Director	Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Anne-Marie N. Ainsworth	t	Member		Chair
Wendell R. Brooks	t	Member	Member
D. Bradley Childers
Gordon T. Hall	t		Member	Member
Frances Powell Hawes	t	Chair		Member
J.W.G. Honeybourne	t		Member	Member
James H. Lytal	t		Chair	Member
Edmund P. Segner, III	t	Member
Number of Meetings Held in 2018		4	9	4

The board met nine times in 2018.  Each director attended at least 92% of the meetings of the Board and Board committees on which he or she served during 2018. The independent directors met in executive session regularly in 2018, and Mr. Hall presided over such executive sessions.  Directors are also encouraged to attend each annual meeting of stockholders, and in 2018, all of our directors attended the meeting.

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THE BOARD’S ROLE IN RISK OVERSIGHT

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including those listed in the chart below. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk.

Full Board	➢	Strategic, financial and execution risk associated with the annual performance plan and long-term plan, including major operational initiatives
	➢	Risks associated with capital management, including financing, dividends and capital expenditures
	➢	Mergers, acquisitions and divestitures
	➢	Major litigation, disputes and regulatory matters
	➢	Management succession planning
	➢	Cybersecurity risk and prevention
	➢	Risks associated with safety and environmental, sustainability and social issues

Audit Committee	➢	Financial risks, including financial reporting, accounting, disclosure and internal controls
	➢	Compliance, litigation and tax regulatory matters

Compensation Committee	➢	Risks related to the overall effectiveness and cost of the Company’s compensation and benefit programs
	➢	Risks associated with the design of executive compensation, including a mix of short-term and long-term incentive compensation that does not encourage excessive risk-taking
	➢	Performance management as it relates to our executive officers

Nominating and Corporate Governance Committee	➢	Risks associated with board effectiveness, continuing education, corporate governance and director succession planning

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hall, Brooks, Honeybourne and Lytal served on the Compensation Committee in 2018; former director Mark A. McCollum served on the Compensation Committee through April 25, 2018. There are no matters relating to interlocks or insider participation that we are required to report.

MANAGEMENT SUCCESSION PLANNING

Succession planning is a critical board function.  The Board considers our business strategy in evaluating the skills and experience necessary for us to achieve our objectives.  With input from our Chief Executive Officer, the Board routinely reviews management talent and leadership development and is actively engaged in succession planning.  In 2018, two internal candidates were selected to fill the role vacated by our former Chief Operating Officer.  In addition, in 2018 the Board adopted a new succession policy in the event of an unanticipated vacancy in the Chief Executive Officer position.

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DIRECTOR COMPENSATION

Our Compensation Committee is responsible for recommending non-employee director compensation to the full Board for approval.  Director compensation is designed to ensure the Company can attract and retain outstanding directors who meet the qualifications outlined in the Board’s Corporate Governance Principles, ensure alignment with long-term stockholder interests and recognize the substantial time commitments associated with service on the Board.

Non-employee members of the Board are compensated in cash and equity. In his position as Chairman of the Board, Mr. Hall received additional compensation to reflect this role. Mr. Childers, who is both a director and our employee, does not receive additional compensation for his service on the Board.

Cash Compensation

As reflected in the table below, each non-employee director earned an annual cash retainer (the “Base Retainer”) for his or her service during 2018. The Chairman of the Board and the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received an additional retainer for their services. All retainers are paid in arrears in equal quarterly installments. Directors are also reimbursed for reasonable expenses incurred to attend Board and committee meetings.  As indicated in the chart below, effective October 1, 2018, the Board approved an increase in director compensation.  The increase was based on market data provided by the Compensation Committee’s independent compensation consultant, and it positions our directors’ compensation relative to our peer group in the 40th percentile of annual individual director compensation.

	Annual Amount ($)
Description of Remuneration	January 1 – September 30, 2018	Effective as of October 1, 2018
Base Retainer	82,000	90,000
Additional Retainers
Chairman of the Board	100,000	No change
Audit Committee Chairman	15,000	20,000
Compensation Committee Chairman	15,000	20,000
Nominating and Corporate Governance Committee Chairman	10,000	15,000

Equity-Based Compensation

On March 2, 2018, the Compensation Committee approved the grant of restricted stock to each currently-serving non-employee director with a grant date value equal to approximately $125,000. The number of shares awarded was determined based on the market closing price of our common stock on the grant date ($9.50) and resulted in the award of 13,158 restricted shares to each non-employee director.  The 2018 equity award was one-quarter vested on the grant date, with the remaining three-quarters vesting ratably on each of June 1, September 1 and December 1, 2018.  On July 25, 2018, the date of his election to the Board, the Compensation Committee approved the grant of 4,883 shares of restricted stock to Mr. Segner valued at $62,500, with the number of shares based on the market closing price of our common stock on the grant date ($12.80).  Mr. Segner’s award was one-third vested on the grant date and the remaining two-thirds vested ratably on each of September 1 and December 1, 2018.

In consideration of his nine years of service on the Board and leadership as chair of the Audit Committee, the Compensation Committee approved the acceleration of the 6,579 shares of unvested restricted stock held by Mr. McCollum as of his effective date of resignation, July 25, 2018.  The restricted stock was originally scheduled to vest ratably on each of September 1, 2018 and December 1, 2018.

Stock Ownership Requirements

Our stock ownership policy requires each director to own an amount of our common stock equal to at least five times the Base Retainer amount (which currently equals $450,000 of our common stock) within five years of his or her election to the Board. We measure the stock ownership of our directors annually on each June 30.  All directors are in compliance with our stock ownership policy.

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Director Stock and Deferral Plan

Under our Directors’ Stock and Deferral Plan (the “Directors’ Plan”), directors may elect to receive all or a portion of their cash compensation for Board service in the form of our common stock and may defer their receipt of common stock. No director elected to participate in the Directors’ Plan during 2018.

Total Compensation

The following table shows the total compensation paid to each non-employee director for his or her service during 2018.  As shown below, excluding our Chairman of the Board, the equity (at-risk) portion of compensation is greater than 50% of each director’s total compensation.

Name	Fees Earned in Cash ($)	Stock Awards ($)[1]	Option Awards ($)	All Other Compensation ($) [2]	Total ($)
Anne-Marie N. Ainsworth	94,000	125,001	—	2,487	221,488
Wendell R. Brooks	84,000	125,001	—	2,487	211,488
Gordon T. Hall	184,000	125,001	—	2,487	311,488
Frances Powell Hawes	99,625	125,001	—	2,487	227,113
J.W.G. Honeybourne	84,000	125,001	—	2,487	211,488
James H. Lytal	100,250	125,001	—	2,487	227,738
Mark A. McCollum [3]	48,267	125,001	—	1,184	174,452
Edmund P. Segner, III [4]	43,000	62,502	—	967	106,469

[1]	Represents the grant date fair value of our common stock, calculated in accordance with ASC 718.
[2]	Represents the payment of dividends on unvested restricted stock.
[3]	Mr. McCollum resigned from the Board in July 2018.
[4]	Mr. Segner was elected to the Board in July 2018.

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EXECUTIVE OFFICERS

The following provides information regarding our executive officers as of March 14, 2019. Information concerning the business experience of Mr. Childers is provided under “Nominees for Director” in this Proxy Statement.

Douglas S. Aron
Age 45
Senior Vice President and Chief Financial Officer since August 2018

Mr. Aron served as Executive Vice President and Chief Financial of HollyFrontier Corporation (an independent petroleum refiner and marketer of petroleum products) from July 2011 to March 2017.  Prior to Frontier Oil Corporation’s merger with Holly Corporation in July 2011, Mr. Aron served Frontier as Executive Vice President and Chief Financial Officer, from January 2009, as Vice President of Corporate Finance, from May 2005 to December 2008 and as Director of Investor Relations, from March 2001 to May 2005.  He most recently served as Executive Vice President and Chief Financial Officer of Nine Energy Service, Inc. (a North America oilfield services company) from April to September 2017.  Mr. Aron holds a Bachelor of Journalism from the University of Texas and an M.B.A. from the Jesse H. Jones Graduate School of Business at Rice University.

Donna A. Henderson
Age 51
Vice President and Chief Accounting Officer since January 2016

Ms. Henderson was appointed Vice President and Chief Accounting Officer of Archrock and Archrock GP LLC effective January 1, 2016. Prior to the Spin-off, she served as Vice President, Accounting of EESLP since August 2015. Prior to joining the Company, from April 2013 until June 2015, Ms. Henderson served as Vice President and Chief Accounting Officer of Southcross Energy Partners GP, LLC (a provider of natural gas gathering, processing, treating, compression and transportation services). From September 2011 to December 2012, Ms. Henderson was the Vice President and Chief Audit Executive of GenOn Energy, Inc. (a wholesale electric generator which merged into NRG Energy). Prior to that position, Ms. Henderson served as Assistant Controller of GenOn Energy, Inc. and its predecessor companies, RRI Energy, Inc. and Reliant Energy Inc., from July 2005 to September 2011, and held various other leadership roles within the accounting department of that organization since September 2000. From 1996 to 2000, Ms. Henderson held various accounting positions with Lyondell Chemical (a manufacturer of chemicals and polymers). Ms. Henderson began her career in Houston, Texas in 1989 with Deloitte & Touche LLP, where she worked until November 1993 when she joined KPMG LLP in Albuquerque, New Mexico, where she worked until 1995. She serves as an officer and director of certain Archrock subsidiaries and is a member of the Executive Committee and Board of Trustees of the Good Samaritan Foundation. Ms. Henderson holds a BBA in accounting from Eastern New Mexico University and is a member of the American Institute of Certified Public Accountants.

Stephanie C. Hildebrandt
Age 54
Senior Vice President, General Counsel and Secretary since August 2017

Ms. Hildebrandt was a partner of global law firm Norton Rose Fulbright from February 2015 to July 2017. She previously served as the Senior Vice President, General Counsel and Secretary of Enterprise Products Partners L.P. (“Enterprise”, a publicly traded pipeline and infrastructure company and consumer energy service provider) from May 2010 to December 2014 and held various other roles at Enterprise, including Vice President, Deputy General Counsel and Assistant Secretary from 2004 to May 2010. Ms. Hildebrandt has served as a director of Archrock GP LLC since September 2017; as a member of the advisory council of the Kay Bailey Hutchison Center for Energy, Law & Business at the University of Texas since 2014; and as a member of the University of St. Thomas President’s Advisory Board since 2016.  She previously served as director and member of the audit committee of WildHorse Resource Development Corporation (an independent oil and natural gas resource company) from December 2017 until it was acquired in February 2019, and for a portion of her tenure, as chair of the compensation committee; director and member of the conflicts committee of Rice Midstream Management LLC, the general partner of Rice Midstream Partners LP (owner and operator of midstream natural gas assets in the Appalachian Basin) from March 2016 until it was acquired in July 2018;and director, chair of the compensation committee and member of the nominating and governance committee of TRC Companies, Inc. from December 2014 until it was acquired in June 2017. Ms. Hildebrandt also serves as an officer and director of certain other Archrock subsidiaries. Ms. Hildebrandt earned a B.S. in Foreign Service from Georgetown University and a J.D. from Tulane University Law School.

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Jason G. Ingersoll
Age 48
Senior Vice President, Marketing and Sales since February 2018

Mr. Ingersoll served as Vice President, Marketing and Sales of Archrock from November 2015 to February 2018.  He served as Vice President, Sales of our predecessor subsidiary Exterran Energy Solutions, L.P. (“EESLP”) from October 2013 to November 2015. Mr. Ingersoll held positions of increasing responsibility with EESLP, including as Regional Vice President, from January 2012 through October 2013, Business Unit Director from March 2009 through January 2012. Mr. Ingersoll joined us through our predecessor subsidiary Universal Compression, Inc. where he held positions of increasing responsibility including Country Manager of China.  He also serves as an officer of certain Archrock subsidiaries. Mr. Ingersoll earned a B.S. in mechanical engineering from Texas A&M University.

Sean K. Clawges
Age 48
Vice President, Operations Support since October 2018

Mr. Clawges served as Vice President, Operations Support, of Archrock Services, L.P. from 2016 until October 2018.  Joining our predecessor subsidiary Exterran Energy Solutions, L.P. in 2010, Mr. Clawges has served as Sr. Director of Make Ready and Engineering, Director of Make Ready, Execution Director for the Williams Alliance, Director of Global Manufacturing Expansion and Sr. Manager of Project Management.  Previously, Mr. Clawges worked at Dana Holding Corp. as a Plant Manager from 2008 to 2010, Goodyear Tire and Rubber as an Operations Manager from 2007 until 2008 and General Motors in various positions from 1989 until 2007.  Mr. Clawges holds a B.S. in Manufacturing Systems Engineering from GMI Engineering and Management Institute and received his M.S. in Manufacturing Engineering from Kettering University.

Eric W. Thode
Age 53
Vice President, Operations since October 2018

Mr. Thode served as Vice President of the South Texas Business Unit since mid-2018 and as the Business Unit Director of the South Texas Business Unit since December 2014 and the Business Unit Director of the Barnett Business Unit from June 2012 to December 2014 of Archrock Services, L.P., our wholly-owned operating subsidiary.  Mr. Thode also previously served as Director, Business Development, negotiating alliance contracts that generated over $100 million in annual revenue.  Mr. Thode has worked with us and our predecessor subsidiaries, Exterran Energy Services, L.P. and Universal Compression, Inc., since 2004.  Prior to joining us, Mr. Thode worked at Enron Corporation as Director, Public Relations from 1999 to 2004 and at TEPPCO Partners as Manager, Government and Public Affairs from 1991 to 1999.  Mr. Thode holds a B.S. in Economics and a Master of Public Administration from Texas A&M University.

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STOCK OWNERSHIP

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information about beneficial owners, known by us as of March 1, 2019, of 5% or more of our outstanding common stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class [1]
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	19,868,483	[2]	15.2%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvem, Pennsylvania 19355	14,602,213	[3]	11.2%

Harvest Fun Advisors LLC 100 West Lancaster Avenue, Suite 200 Wayne, Pennsylvania 19087	9,933,116	[4]	7.6%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	8,137,987	[5]	6.2%

OppenheimerFunds, Inc. 225 Liberty Street New York, New York 10281-1008	7,186,762	[6]	5.5%

1 Reflects shares of common stock beneficially owned as a percentage of 130,414,438 million shares of common stock outstanding as of March 1, 2019.
2 Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. on January 24, 2019. BlackRock, Inc. has sole voting power over 19,344,141 shares and sole dispositive power over 19,868,483 shares.
3 Based solely on a review of the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 11, 2019. Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”), are wholly-owned subsidiaries of Vanguard. VFTC is the beneficial owner of 112,230 shares as a result of serving as investment manager of collective trust accounts. VIA is the beneficial owner of 37,850 shares as a result of serving as investment manager of Australian investment offerings. Vanguard has the sole voting power over 127,534 shares and shared voting power over 22,546 shares.  In addition, Vanguard has sole dispositive power over 14,467,437 shares and shared dispositive power over 134,776 shares.
4 Based solely on a review of the Schedule 13G filed by Harvest Fund Advisors LLC (“HFA”) and Eric M. Conklin, the Managing Partner and Chair of the Investment Committee of HFA, on February 14, 2019.  HFA is a subsidiary business of The Blackstone Group L.P (the “HFA Business”). The filing does not reflect securities, if any, beneficially owned by The Blackstone Group L.P. and its affiliates, other than those comprising the HFA Business, whose ownership of securities is disaggregated from that of the HFA Business.
5 Based solely on a review of the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 8, 2019. Dimensional provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Dimensional Funds”). Dimensional and its subsidiaries may act as an adviser, sub-adviser and/or manager to certain Dimensional Funds and possess sole voting power over 7,917,790 shares and sole dispositive power over the 8,137,987 shares held by the Dimensional Funds and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all shares are owned by the Dimensional Funds, and Dimensional disclaims beneficial ownership of such shares.
6 Based solely on a review of the Schedule 13G/A filed by OppenheimerFunds, Inc. on January 11, 2019. Shares beneficially owned by OppenheimerFunds, Inc., are held in the accounts of investment advisory clients (which may include investment companies registered under the Investment Company Act of 1940, employee benefit plans, pension funds and other institutional clients) advised by OppenheimerFunds, Inc., directly and through its subsidiaries.

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OWNERSHIP OF MANAGEMENT

The following table provides information, as of March 1, 2019, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each executive officer and director listed below is c/o Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

Name of Beneficial Owner	Shares Owned Directly [1]	Restricted Stock [2]	Right to Acquire Stock [3]	Indirect Ownership [4]	Total Ownership	Percent of Class
Non-Employee Directors
Anne-Marie N. Ainsworth	47,253	10,350	—	—	57,603	*
Wendell R. Brooks	52,619	10,350	—	—	62,969	*
Gordon T. Hall	138,081	10,350	—	—	148,431	*
Frances Powell Hawes	47,253	10,350	—	—	57,603	*
J.W.G. Honeybourne	89,559	10,350	—	—	99,909	*
James H. Lytal	47,253	10,350	—		57,603	*
Edmund P. Segner, III	49,825	10,350	—	—	60,175	*
Named Executive Officers
D. Bradley Childers	578,252	609,479	198,938	1,176	1,387,845	1.06%
Douglas S. Aron	25,500	96,539	—	—	122,039	*
Stephanie C. Hildebrandt	13,664	128,105	—	—	141,769	*
Jason G. Ingersoll	25,770	79,888	4,464	—	110,122	*
Sean K. Clawges	23,011	60,205	—	—	83,216	*
Raymond K. Guba	—	—	—	—	—	*
Robert E. Rice	93,348	—	—	—	93,348	*
All directors, named executive officers and current executive officers as a group (16 persons)						1.99%

* Less than 1%
1 Includes vested stock awards and, where applicable for Named Executive Officers, shares acquired under the Company’s Employee Stock Purchase Plan.
2 For executive officers, includes unvested restricted stock awards from annual grants which vest minimally over a three-year period from the date of grant, and for directors, unvested restricted stock awards which vest over an approximately twelve month period from the date of grant. Officers and directors have voting power and, once vested, dispositive power.
3 Includes shares that can be acquired immediately or within 60 days of March 1, 2019 through the exercise of stock options and vesting of restricted stock units.
4  Includes shares previously acquired under our 401(k) Plan and, since February 2014, the 401(k) Plan’s dividend reinvestment on previously acquired shares.

Archrock, Inc. | 19

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our directors and officers are required to file reports of holdings and transactions in Archrock stock with the SEC on a timely basis. Based on our records and other information, we believe that in 2018 our directors and our officers who were subject to Section 16(a) of the Exchange Act met all the applicable filing requirements.

RELATED PARTY TRANSACTIONS

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related-party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. In the event a senior officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related-party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related-party transaction:

➢	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;
➢	whether there are any compelling business reasons for the Company to enter into the transaction;
➢	whether the transaction would impair the independence of an otherwise independent director; and
➢
whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship.

During 2018, Archrock and its subsidiaries, in the ordinary course of business and at competitive terms and prices, made sales to or purchases from corporations of which certain non-management directors are executive officers and/or directors.  The Audit Committee does not consider the transactions to be material to its business, to the business of the other corporation or to the interests of the directors concerned.

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PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2018. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2019. We are submitting the selection of Deloitte for stockholder ratification at the Annual Meeting.

Representatives of Deloitte attended all meetings of the Audit Committee in 2018 as well as our 2018 Annual Meeting of Stockholders. For additional information concerning the Audit Committee and its activities with Deloitte, see “Pre-Approval Policy” and “Report of the Audit Committee” following this proposal description. We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends that the stockholders vote “FOR” the ratification of the reappointment of Deloitte & Touche LLP.

VOTE REQUIRED

Ratification of the appointment of Deloitte as our independent registered accounting firm requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted “for” ratification must exceed the number of shares voted “against” ratification. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf for calendar years 2018 and 2017:

Types of Fees	2018	2017
	(In thousands)
Audit fees [1]	$1,697	$1,495
Audit-related fees [2]	242	160
Tax fees [3]	659	123
All other fees	—	—
Total fees:	$2,598	$1,778

 1 Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting, including issuance of comfort letters and assistance with and review of documents filed with the SEC.
2  Audit-related fees for 2018 include fees billed by our independent registered public accounting firm primarily related to new accounting standards not yet adopted during 2018, and issuance of comfort letters and assistance with and review of documents filed with the SEC in connection with the Partnership Merger.
3 Tax fees for 2018 include fees billed by our independent public accounting firm primarily related to tax compliance and consulting services.

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In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002, and (ii) the American Institute of Certified Public Accountants.

PRE-APPROVAL POLICY

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2018 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Archrock’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Archrock’s website at www.archrock.com.

The Audit Committee has reviewed and discussed the consolidated financial statements and management’s assessment and report on internal controls over financial reporting with management and Deloitte, Archrock’s independent registered public accounting firm. The Audit Committee also reviewed and discussed with Deloitte its review and report on Archrock’s internal control over financial reporting. Archrock published these reports in its Annual Report on Form 10-K for the year ended December 31, 2018, which it filed with the SEC on February 20, 2019. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Archrock’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon, as well as expressing an opinion on the effectiveness of Archrock’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Archrock’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

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In this context, the Audit Committee discussed with Archrock’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Archrock’s internal controls, and the overall quality of Archrock’s financial reporting. Management represented to the Audit Committee that Archrock’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Archrock’s Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Archrock’s Annual Report on Form 10-K for the twelve months ended December 31, 2018, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2019 be submitted to the stockholders for ratification.

The Audit Committee of the Board of Directors

Frances Powell Hawes, Chair
Anne-Marie N. Ainsworth
Wendell R. Brooks
Edmund P. Segner, III

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of Archrock, except to the extent that Archrock specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

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PROPOSAL 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, our stockholders are provided the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to the compensation provided to our Named Executive Officers for 2018, as described this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. You are encouraged to read the detailed information concerning our executive compensation program and policies contained in the Compensation Discussion and Analysis following this proposal description, as well as the compensation-related tabular and other disclosure following the Compensation Discussion and Analysis.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board has determined to hold a “say on pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, the Board recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Archrock, Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2018, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

VOTE REQUIRED

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted “for” approval must exceed the number of shares voted “against” approval. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

Consistent with the results of our stockholders’ most recent vote on the frequency of future “say on pay” votes, our Board has determined to hold future “say on pay” advisory votes on executive compensation on an annual basis.  Unless the Board modifies its determination of the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at our 2020 Annual Meeting of Stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis focuses on compensation earned during 2018 by our Chief Executive Officer, Chief Financial Officer and our other executive officers who are listed in the table below and who we refer to as “Named Executive Officers”.  In addition, it provides information on our compensation objectives and policies, each element of compensation, and how each element of compensation relates to our compensation objectives and policies and ultimately ties to our corporate strategy to strengthen our performance and generate stockholder value.  Our 2018 Named Executive Officers were as follows:

Named Executive Officer	Title
D. Bradley Childers	President and Chief Executive Officer
Douglas S. Aron	Senior Vice President and Chief Financial Officer
Stephanie C. Hildebrandt	Senior Vice President, General Counsel and Secretary
Jason G. Ingersoll	Senior Vice President, Marketing and Sales
Sean K. Clawges	Vice President, Operations Support
Raymond K. Guba	Former Interim Chief Financial Officer
Robert E. Rice	Former Senior Vice President and Chief Operating Officer

Mr. Aron was appointed Senior Vice President and Chief Financial Officer effective August 2018.  Mr. Guba served as our Interim Chief Financial Officer through July 2018, pursuant to a services agreement between Archrock Services, L.P. and Ranstad Professional US, LLC d/b/a Tatum (“Tatum”).  Mr. Guba was not an employee of the Company and, as such, Mr. Guba was not compensated by Archrock.  We paid an hourly fee to Tatum for Mr. Guba’s services and Mr. Guba was directly compensated by Tatum.  The Tatum services agreement is described below under “Service Agreement – Raymond K. Guba.”  Mr. Clawges was appointed an executive officer in October 2018, following Mr. Rice’s resignation from his position as Senior Vice President and Chief Operating Officer of the Company in September 2018.

2018 SAY ON PAY VOTE

Our 2017 executive compensation program received a stockholder approval rating of 94% at our 2018 Annual Meeting of Stockholders. The Compensation Committee took into consideration the overwhelming stockholder support of our executive compensation program and evaluated the effectiveness of the program.  Based on these considerations, the Compensation Committee determined to adopt the 2018 executive compensation program, materially unchanged from the 2017 program.

Our Compensation Committee values the feedback it has received from our stockholders and, based on that feedback, has made the following enhancements from 2017 through recent decisions regarding the 2019 executive compensation program:

➢	improved disclosure regarding the mechanics of our annual Incentive Program;
➢	increased over the past two years the percentage of the total LTI Award value granted to our Chief Executive Officer that is based on performance metrics;
➢	moved from a one year to a three year performance period for 2019 long-term incentive awards based on cash available for distribution; and
➢
established a performance metric for the 2019 Incentive Program based on Adjusted EBITDA while the metrics for long-term incentive awards are based on total shareholder return and cash available for distribution over a three year performance period.

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The Compensation Committee remains committed to the ongoing evaluation of our executive compensation program, market best practices and adjustments as necessary to reflect industry conditions, our performance and feedback received from stockholders.

OUR BEST PRACTICES

The Compensation Committee believes that our compensation program provides balanced incentives and does not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee has incorporated a number of stockholder-aligned compensation governance practices into our executive compensation program, including:

Governance
•        100% independent directors on the Compensation Committee
•         Independent compensation consultant engaged by the Compensation Committee
•         Annual review and approval of our compensation strategy and program design, including an annual market best practices and peer group review

Compensation
•         Includes a mix of compensation intended to reward performance while minimizing risk to the Company
•        Significant portion of executive compensation and director compensation is at risk based on company performance
•         Long-term incentive awards based on both growth in cash available for dividend and relative TSR performance
•         Caps on performance-based compensation

Perquisites
•         The only executive officer perquisite provided is the taxable reimbursement of tax preparation and planning services (eliminated after 2018 tax reporting)
•         No “single trigger” change of control benefits
•         No tax gross-ups for change of control benefits or other executive compensation arrangements

Policies
•         Minimum of three-year equity award vesting periods for employees, including our executive officers
•         Stock ownership guidelines for executive officers and directors
•         Prohibition on short sales, hedging, or pledging of Company securities

Components of our Named Executive Officers’ 2018 Compensation

The following shows the breakdown of 2018 compensation for our Chief Executive Officer and our Named Executive Officers as a group (excluding Messrs. Aron and Clawges, who became executive officers later in 2018, and Mr. Guba, who was not an employee). The chart illustrates that the long-term equity incentive awards and performance-based components of our executive compensation program are the predominant components of our executive officers’ total compensation, and we are committed to continuing a compensation program that is more heavily weighted to performance-based compensation.

CEO Target Total Direct Compensation Mix

NEO Target Total Direct Compensation Mix

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The following illustrates that, over the past five years, our Chief Executive Officer’s realized compensation at year-end has been aligned with our total stockholder return.

       CEO Realizable Compensation Compared to Year-End Stock Price Performance
Realizable compensation includes the actual annual incentive award paid for performance during each year and the year-end face value of any shares or units granted during the year.

2018 PERFORMANCE HIGHLIGHTS

Financial Performance
In 2018, Adjusted EBITDA (described in our discussion of our STI and LTI Program performance factors) increased by 26% over 2017, our dividend increased by 10% and operating horsepower grew by 8.5%.  Further, we were selective in deploying growth capital, focusing on the highest returns during this growth cycle.  We remained highly focused on maintaining first-in-class field services, not only in the Permian Basin, which was marked with exceptional growth, but in every operating region in the U.S, and we strategically partnered with customers who were well-equipped to operate effectively in challenging conditions.

Strategic Initiatives
In April 2018, we completed the Partnership Merger that was immediately accretive to our stockholders.  This transaction simplified our capital structure, improved our dividend coverage and positioned us to focus on future growth opportunities.

Operational Performance
We simplified our management structure and consolidated from 8 to 6 geographic business units, and we restructured our after-market services business to improve efficiencies.  In addition, we planned in 2018 and launched in early 2019 an initiative that will ultimately streamline and modernize virtually every aspect of our business, from accounting processes to human resource systems and from inventory management to field service operations.

Company Culture
We rolled out a new branding campaign in 2018, which communicates to our employees and customers our vision, mission and values.  We continued to focus on our number one asset: Our People. We enhanced our medical benefits with a fully paid premium for employee-only coverage.  For the 8th year in a row, we surveyed employee satisfaction using the Gallup® survey.  We partnered with colleges and trade schools and we are committed to providing training and mentorship unequaled in our industry.

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DISCUSSION OF OUR FISCAL 2018 EXECUTIVE COMPENSATION PROGRAM

COMPENSATION PHILOSOPHY AND OBJECTIVES

The primary objectives of our executive compensation program are to:

Pay Competitively
To attract, retain and motivate an effective management team with the level of expertise and experience needed to achieve consistent growth, profitability and return for our stockholders, our Compensation Committee believes that Named Executive Officers’ total compensation should be competitive with that of comparably-sized companies within the oilfield services sector and, where applicable, across a variety of industries, as further described below in “How Our Compensation Committee Determines Executive Compensation.”

Pay for Performance
Emphasis on performance-based, variable compensation is a critical component of our overall compensation philosophy. As shown in the graphs in our executive summary, 84% of our Chief Executive Officer’s 2018 target total direct compensation and approximately 67% of our other Named Executive Officers’ 2018 target total direct compensation was variable, with realized value primarily dependent upon annual financial performance or long-term stock price performance.

Stockholder Alignment
Our Compensation Committee believes that alignment between our Named Executive Officers’ compensation and our stockholders’ expectations is essential to our long-term success. The Compensation Committee believes that a competitive base salary ensures that the Company can attract and retain the level of managerial talent necessary to achieve consistent growth and profitability and is, therefore, aligned with our stockholders’ interest.  Emphasis on equity-based compensation and share ownership encourages executives to act strategically to drive sustainable long-term performance and enhance long-term stockholder value.

ELEMENTS OF COMPENSATION

Our executive compensation program is designed to align our Named Executive Officers’ pay with individual and Company performance in order to achieve growth, profitability and return for our stockholders, and to attract and retain executives with the level of expertise and experience necessary to achieve our business objectives while driving short- and long-term results. The key elements of our Named Executive Officers’ compensation and the primary objectives of each are as follows:

Key Elements of Compensation	Description	Pay Competitively	Pay for Performance	Stockholder Alignment
Base salary	Fixed cash income Establishes a base level of compensation that is essential to attract and retain talent	✓		✓
Annual performance-based incentive compensation
Variable cash incentive award earned annually

Based upon achievement of key annual financial, operational, safety, and individual performance goals that contribute to long-term growth in stockholder value
		✓	✓	✓
Long-term incentive compensation (“LTI Awards”)
Provided through a combination of restricted shares and performance units vesting over multiple years

Promotes stockholder alignment by tying a significant portion of executive compensation directly to growth in stockholder value
		✓	✓	✓

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HOW OUR COMPENSATION COMMITTEE DETERMINES EXECUTIVE COMPENSATION

The Compensation Committee is responsible for establishing and overseeing compensation programs that are consistent with our compensation philosophy. In carrying out this role, the Compensation Committee considers such factors as they deem relevant, including the following:

External Factors	Internal Factors
Data and analysis provided by the Compensation Committee’s independent compensation consultant	Current and past total compensation, including an annual review of base salary, short-term incentive pay and the value of LTI Awards received
Feedback provided from our stockholders and the results of our advisory say-on-pay vote	Company performance and operating unit performance (where applicable), as well as each executive’s impact on performance
Our Chief Executive Officer’s recommendations (other than with respect to his own compensation)
Each executive’s relative scope of responsibility and potential
Individual goal setting, performance and demonstrated leadership
Internal pay equity considerations

Role and Independence of Compensation Consultant. For 2018, the Compensation Committee engaged Pearl Meyer, an independent third-party compensation consultant, to:

➢	provide data and analysis to inform the Compensation Committee in selecting an appropriate peer group;

➢	provide a review of market trends in executive compensation, including base salary, annual incentives, LTI Awards and total direct compensation; and

➢	provide information on how trends in best practices, new rules, regulations and laws impact executive and director compensation practice and administration.

For 2018, Pearl Meyer provided analysis of data derived from (i) proxy statements filed by the companies in our peer group, as further described below, and (ii) surveys of the compensation practices of companies in the oilfield services industry, the broader energy industry and across a variety of industries, in each case with annual revenues comparable to Archrock.  In performing its compensation analysis, Pearl Meyer generally placed more weight on the proxy compensation data for Named Executive Officers at our peer companies than on the information derived from the broader compensation surveys, where sufficient data was available.

Following review and consultation with Pearl Meyer, the Compensation Committee has determined that Pearl Meyer is independent and that no conflict of interest, either currently or during 2018, results from this engagement. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

2018 Peer Group.  Our 2018 peer group did not change from the peer group selected in 2017, and it included a diverse group of oilfield services and related companies with primarily domestic operations and reported 2017 revenues ranging from roughly $270 million to $6 billion.  Archrock ranked between the 40th and 60th percentile for revenue, market capitalization and assets relative to this group.  The Compensation Committee believes this peer group includes companies with which we may compete for technical and managerial talent and provides an appropriate reference point for assessing the competitiveness of our executive compensation program.  In addition, the Compensation Committee believes that the number of companies included in the peer group provides a blend of data that is useful both for determining the general positioning of our executive compensation and for assessing our performance based on relative total stockholder return over a multi-year period.  The Compensation Committee annually reviews the composition of the peer group, based on input from its compensation consultant, and will modify it as circumstances, including industry consolidation and other competitive forces, warrant.

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Our 2018 peer group, selected by the Compensation Committee in consultation with Pearl Meyer, included:

Enlink Midstream, LLC	NOW Inc.	SemGroup Corporation
Forum Energy Technologies, Inc.	Oceaneering International, Inc.	Superior Energy Services, Inc.
Frank’s International N.V.	Oil States International, Inc.	TETRA Technologies, Inc.
Helmerich & Payne, Inc.	Patterson-UTI Energy, Inc.	USA Compression Partners, L.P.
McDermott International, Inc.	Pioneer Energy Services Corp.	Willbros Group, Inc.
Newpark Resources, Inc.	RPC, Inc.

Pearl Meyer also provided input to the Compensation Committee in their review and determination of the appropriate types and mix of long-term incentive awards and the performance factors for performance-based compensation awarded in 2018.

Role of Management.  The most significant aspects of management’s, including our Chief Executive Officer’s, role in the compensation-setting process are:

➢
recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are based on analysis provided by our independent compensation consultant and are consistent with our business strategies;

➢	preparing and distributing materials for Compensation Committee review and consideration;

➢	recommending corporate performance goals on which performance-based compensation will be based; and

➢	assisting in the evaluation of employee performance.

Our Chief Executive Officer annually reviews the individual performance of our Named Executive Officers and recommends salary adjustments, annual cash incentives and LTI Awards for executives other than himself, which the Compensation Committee considers along with the other factors discussed above.

RISK ASSESSMENT RELATED TO OUR COMPENSATION STRUCTURE

We believe our compensation practices reflect sound risk management practices and are not reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions that they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe executive compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established (a) short-term incentives that balance various Company objectives and provide for maximum payouts, and (b) LTI Awards with, minimally, three-year vesting periods, and we believe these program features further balance short- and long-term objectives and encourage employee behavior designed to achieve sustained profitability and growth.

BASE SALARY

Based on the competitive positioning of our Named Executive Officers’ base salaries as compared to the data provided by our independent compensation consultant, market conditions, individual performance and increased responsibilities in 2018 of Ms. Hildebrandt and Messrs. Ingersoll and Clawges, the Compensation Committee approved the base salary for our executive officers as indicated below.

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Executive Officer	Title	2017 Base Salary ($)	2018 Base Salary ($)
Childers	President and Chief Executive Officer	800,000	825,000
Aron [1]	Senior Vice President and Chief Financial Officer	—	425,000
Hildebrandt	Senior Vice President, General Counsel and Secretary	390,000	400,000
Ingersoll	Senior Vice President, Marketing and Sales	300,000	340,000
Clawges	Vice President, Operations Support	230,000	285,000
Guba [2]	Former Interim Chief Financial Officer	—	—
Rice [3]	Former Senior Vice President and Chief Operating Officer	400,000	415,000

1 Mr. Aron was hired in August 2018.
2 Mr. Guba served as our Interim Chief Financial Officer through July 2018, and was paid for his services directly by Tatum; as such, Mr. Guba was not paid a salary, bonus or granted equity by Archrock.
3 Mr. Rice resigned in September 2018.

ANNUAL PERFORMANCE-BASED INCENTIVE COMPENSATION

During the first quarter of each year, the Compensation Committee adopts a program to provide the short-term cash incentive element of our Named Executive Officers’ compensation for that year. In February 2018, the Compensation Committee adopted the short-term incentive program for 2018 (the “2018 Incentive Program”). Each Named Executive Officer’s cash incentive target was a specified percentage of his or her base salary based on actual earnings. The table below presents each Named Executive Officer’s 2018 cash incentive target as a specified percentage of his or her base salary, as well as a potential payout assuming the achievement of results at 100%.

Executive Officer	2018 Cash Incentive Target (% of base salary)	2018 Cash Incentive Target [1] ($)
Childers	110	900,096
Aron [2]	75	116,466
Hildebrandt	65	258,250
Ingersoll	65	214,000
Clawges [3]	60	102,897
Guba [4]	—	—
Rice [5]	70	290,500

1 Based on actual 2018 base salary earned and assumes Company, operating unit and individual results (as discussed below) are achieved at 100%.
2 Mr. Aron’s incentive target is prorated based on his date of hire.
3 Mr. Clawges’ incentive target is calculated at 36% of his pre-election salary plus 60% of his post-election salary, each prorated based on his date of election as a Named Executive Officer.
4 Mr. Guba served as our Interim Chief Financial Officer and was paid for his services directly by Tatum; as such, Mr. Guba was not a participant in the 2018 Incentive Program.
5 Mr. Rice resigned in September 2018 and, therefore, he was ineligible for a payout under the 2018 Incentive Program.

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Each Named Executive Officer’s potential cash payout under the 2018 Incentive Program ranged from 0% to 200% of his or her incentive target.  No payouts would be made unless Company results, as shown below, exceeded 50% of target performance.  Under the 2018 Incentive Program, the Compensation Committee determined payouts to the Named Executive Officers using the following formula:

Company Results.  As shown in the table below, Company results were achieved at a performance payout factor of 127%.

Performance Factor	Target Achievement (100%)	Performance Achieved $	Payout Factor
Cash Available for Dividend [1] calculated as Adjusted EBITDA,[2] minus maintenance and other capital expenditures, minus cash tax (payment)/refund, minus cash interest expense	$171 million	$189.8 million	127%

 1 In the discretion of the Compensation Committee, the performance achievement was reduced by approximately $12 million due to the exclusion of certain non-recurring benefits and expenses.
2 Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding loss from discontinued operations, net of tax, income taxes, interest expense, depreciation and amortization, long-lived asset impairment, restatement and other charges, restructuring and other charges, corporate relocation costs, debt extinguishment loss, merger-related costs, indemnification (income) expense, net, non-cash stock-based compensation expense and other items.

Operating Unit Results.  Under the 2018 Incentive Program, operating unit results, based on pre-determined objectives for safety, service, people and operating cash flow, are set forth in the table below.

	Applicable Operating Unit Results
Executive	Sales Unit	Services Unit	Non-Operational Function Support Unit
Hildebrandt			100%
Ingersoll	119%
Clawges		81%
Rice		91%

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We have not disclosed our specific performance targets with respect to the achievement of these operating unit performance factors because they are derived from internal analyses reflecting our business strategy and will not otherwise be publicly disclosed. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.

Individual Performance.  In early 2018, the Compensation Committee approved individual performance objectives for Mr. Childers related to the Company’s financial and operational performance, strategic initiatives, leadership goals and initiatives focused on the Company’s culture.

Upon conclusion of fiscal year 2018, the Compensation Committee met with Mr. Childers to discuss his performance relative to the approved individual objectives.  Thereafter, the Compensation Committee met in executive session and reported their assessment to the full Board.  The Board delivered its evaluation to Mr. Childers, the results of which are summarized under “2018 Performance Highlights” on page 27 of this Proxy Statement

With input from Mr. Childers, the Compensation Committee also considered each Named Executive Officer’s individual contribution toward Company and/or operating unit performance during 2018 including, as individually applicable, increased responsibilities in 2018, implementation of operational improvements, contribution toward Company performance goals and initiatives and demonstrated leadership. In addition, the Compensation Committee considered the significant efforts of each of Ms. Hildebrandt and Messrs. Aron, Ingersoll and Clawges to continue to achieve a high level of operating performance during a period of significant growth in the midstream and infrastructure market that challenged the Company’s capital allocation strategy for the achievement of maximum returns, and created pressure on selling, general and administrative expenses.

Following such assessments, the Compensation Committee determined that each of Ms. Hildebrandt and Messrs. Childers, Aron, Ingersoll and Clawges met or exceeded expectations and, accordingly, achieved at least 100% of their respective individual performance levels for 2018.  The Compensation Committee did not assess the performance of Mr. Guba, who terminated his assignment with us in August 2018 and was not eligible to participate in our 2018 Incentive Program, or of Mr. Rice, who resigned prior to year-end.

2018 Incentive Program Payments.  Following the end of fiscal year 2018, the Compensation Committee calculated the individual cash payments under the 2018 Incentive Program by multiplying the Named Executive Officers’ target cash incentives by the achievement percentages for the applicable Company, operating unit and individual performance factors described above.

Executive Officer	2018 Cash Incentive Target [1] ($)	x	Company Performance Factor Achieved	x	Operating Unit Performance Factor Achieved	x	Individual Performance Factor Achieved	=	Payout Earned	=	Payout Earned ($)
Childers	900,096		127%		N/A		100%		127%		1,140,122
Aron [2]	116,466		127%		N/A		100%		127%		150,000
Hildebrandt	258,250		127%		100%		100%		127%		330,000
Ingersoll	214,000		127%		119%		105%		159%		340,000
Clawges [3]	102,897		127%		81%		100%		103%		108,000
Guba [4]	—		—		—		—		—		—
Rice [5]	290,500		127%		91%		—		—		—

1 Assumes Company, operating unit results and individual results (as discussed above) are achieved at 100%.
2 Mr. Aron’s incentive target is prorated based on his date of hire.
3 Mr. Clawges incentive target is calculated at 36% of his pre-election salary plus 60% of his post-election salary, each prorated based on his date of election as a Named Executive officer.
4 Mr. Guba served as our Interim Chief Financial Officer and was paid for his services directly by Tatum; as such, Mr. Guba was not a participant in the 2018 Incentive Program.
5 Mr. Rice resigned in September 2018 and, therefore, he was ineligible for a payout under the 2018 Incentive Program.

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LONG-TERM INCENTIVE COMPENSATION

During 2018, our long-term incentive program consisted of the following LTI Awards:

Award Type	LTI Mix CEO	LTI Mix Other NEOs	Features
Restricted Stock	60%	70%
➢   Time-vested awards that vest one-third per year
➢    Encourages retention and incentivizes employees to work toward long-term performance goals by aligning their interests with stockholder interests
➢    Dividends are paid on unvested shares as and when they are paid to our stockholders

CAD Performance Units	25%	20%
➢    Performance-based awards that are earned based upon achievement of cash available for dividend during 2018; the Compensation Committee considered this to be a transitional period for CAD Performance Units and determined that future awards will be based on a three year performance period
➢    Performance goals are intended to drive long-term growth in stockholder value
➢    Earned units vest one-third per year
➢    Units are denominated in shares but settled in cash based on the stock price at each vesting date in order to help control dilution
➢    Dividend equivalents are accrued during the performance period and are paid based on the actual number of units earned

TSR Performance Units	15%	10%
➢    Performance-based awards that are earned based upon achievement of total stockholder return performance relative to our peers over a three-year performance period, January 1, 2018 through December 31, 2020
➢    Performance goals are intended to drive long-term growth in stockholder value
➢    Earned units cliff-vest following conclusion of the three-year performance period
➢    Units are denominated in shares and settled in shares, complimentary to the underlying performance criteria and the value creation aspect of the award
➢    Dividend equivalents are accrued during the performance period and are paid based on the actual number of units earned

Long-Term Incentive Plans. Grants of restricted stock and performance awards during calendar year 2018 were made under the Archrock, Inc. 2013 Stock Incentive Plan (as amended, the “2013 Stock Incentive Plan”), which was approved by our stockholders in April 2013. The 2013 Stock Incentive Plan is administered by the Compensation Committee.

In anticipation of the Partnership Merger, no Partnership phantom unit awards were granted from the Archrock Partners, L.P. 2017 Long-Term Incentive Plan (the “Partnership Plan”) during 2018.  Pursuant to the Partnership Merger, all phantom units previously awarded under the Partnership Plan and outstanding at the time of the merger were converted at the rate of 1:1.4 (according to the terms of the Partnership Merger) into restricted stock units (the “Converted RSUs”), to be settled in shares of our common stock.  The Converted RSUs were not materially modified and are subject to the same terms and conditions as the original award.

Timing of Awards.  The Compensation Committee generally establishes its schedule for making annual LTI Awards several months in advance, and does not make such awards based on knowledge of material nonpublic information. This practice results in awards typically being granted on a regular, predictable cycle. Equity-based awards are occasionally granted at other times during the year, such as upon the hiring of a new employee or following the promotion of an employee. LTI Awards are granted and valued based on the market closing price of our common stock on the date of approval by the Compensation Committee.

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Named Executive Officers’ 2018 LTI Awards.  In determining the grant of 2018 LTI Awards, the Compensation Committee considered the factors discussed above under “How Our Compensation Committee Determines Executive Compensation,” and also reviewed share utilization with respect to the 2013 Stock Incentive Plan, potential overhang and burn rate under various award scenarios. The Compensation Committee also considered the retention aspect of awards as well as performance metrics that balance short-term and long-term objectives.  The following chart provides the total value of each Named Executive Officer’s 2018 LTI Award and the number of shares and units awarded (in the case of performance-based units, listed at target payout).  Because they were appointed executive officers later in 2018, Messrs. Aron and Clawges’ 2018 LTI Awards did not include performance-based awards.

Executive	Target Long- Term Incentive Grant Value ($)	Archrock Restricted Shares (#)	Archrock CAD Performance Units [1] (#)	Archrock TSR Performance Units [1] (#)
Childers	3,400,000	214,737	89,474	53,685
Aron	500,000	39,215	—	—
Hildebrandt	600,000	44,211	12,638	6,310
Ingersoll	425,000	31,316	8,952	4,470
Clawges	235,000	22,869	—	—
Guba [2]	—	—	—	—
Rice	850,000	62,632	17,904	8,939

1 Description provided below.
2 Mr. Guba was not an employee and was not granted equity by Archrock.

2018 Performance-based Long-Term Incentive Awards.

CAD Performance Units.  CAD Performance Units may be earned based upon our cash available for distribution during 2018 (the “CAD Performance Units”), with payout ranging from 0% to 200% of the total units granted.  The percentage of each award of CAD Performance Units that was earned at the conclusion of fiscal year 2018 was based on the achievement of the performance factor as indicated in the chart below.

Performance Factor	Target Achievement (100%)	Performance Achieved	Payout Factor
2018 Cash Available for Dividend [1] Adjusted EBITDA,[2] minus maintenance and other capital expenditures, minus cash tax (payment)/refund, minus cash interest expense	$ 171 million	$ 189.8 million	154%

1 In the discretion of the Compensation Committee, the performance achievement was reduced by approximately $12 million due to the exclusion of certain non-recurring benefits and expenses.
2 Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding loss from discontinued operations, net of tax, income taxes, interest expense, depreciation and amortization, long-lived asset impairment, restatement and other charges, restructuring and other charges, corporate relocation costs, debt extinguishment loss, merger-related costs, indemnification (income) expense, net, non-cash stock-based compensation expense and other items.

Following the conclusion of fiscal year 2018, earned CAD Performance Units are subject to a time-based vesting schedule pursuant to which one-third of the earned CAD Performance Units subject to the award will vest on each of August 20, 2019, August 20, 2020 and August 20, 2021, subject to continued employment through the applicable vesting date.  In addition, the award is subject to accelerated vesting as described below under “Potential Payments upon Termination or Change of Control”.   Earned CAD Performance Units are payable in cash based on the market closing price of our common stock on the applicable vest date.

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TSR Performance Units.  TSR Performance Units may be earned based upon our three-year total stockholder return (the “TSR Performance Units”), with payout ranging between 0% and 200% of the units granted.  The percentage of each award of TSR Performance Units that will be earned will be determined following the three-year performance period of January 1, 2018 through December 31, 2020, based on the Company’s TSR performance rank relative to the companies in our 2018 peer group (the “Comparator Group”).

Performance Factor	Threshold (30%)	Target (100%)	Maximum (200%)
Total Stockholder Return
The Average Fair Market Value[1] at the end of the period plus dividends paid over the performance period divided by the Average Fair Market Value at the beginning of the performance period
	TSR rank = 16th	TSR rank = 9th [2]	TSR rank = 1st

1 Average Fair Market Value as of any given date is the average fair market value of a share of Archrock common stock during the 20 consecutive trading dates ending on and including such date.
2 Payout at target assumes no changes in the Comparator Group.  In the event a company in the Comparator Group becomes insolvent or liquidates, that company shall remain in the Comparator Group, but will be moved to the lowest rank in the Comparator Group.  In the event a company is acquired or merged into another company and is not the surviving company, or as a result of any other corporate transaction, such company shall be removed from the Comparator Group and the percentile payouts shall be ratably adjusted.

As discussed above, based on our ordinal rank in the Comparator Group at the conclusion of the three-year performance period, a number of TSR Performance Units ranging from 0% to 200% of the total number of TSR Performance Units granted will become earned.   If the Company’s TSR rank falls between the levels specified in the chart, the percentage of TSR Performance Units that will be earned will be determined using straight-line interpolation between such levels. No payout will be earned if the Company’s TSR rank is below the threshold level. The earned TSR Performance Units are also subject to three-year cliff vesting on August 20, 2021, subject to continued employment through the vesting date.  In addition, the award is subject to accelerated vesting as described below under “Potential Payments upon Termination or Change of Control”. Each earned TSR Performance Unit is payable as a share of common stock upon vesting.

Inducement Restricted Stock Award.    In connection with the commencement of his employment with us on August 13, 2018, Mr. Aron was granted a one-time restricted stock award with a grant-date value of $500,000. The terms and conditions of this restricted stock award are described in more detail below under “Agreements with Executive Officers – Executive Employment Letters” and as set forth in the Grants of Plan-Based Awards Table.

RETIREMENT SAVINGS, HEALTH AND WELFARE BENEFITS

Our Named Executive Officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees. These benefits are designed to provide retirement income and protection against the financial hardship that can result from illness, disability or death.

Retirement Savings Plan.  The Archrock 401(k) Plan allows certain employees who are U.S. citizens, including our Named Executive Officers, to defer a portion of their eligible salary, up to the Code maximum deferral amount, on a pre-tax basis or on a post-tax (Roth) basis. Participants make contributions to an account maintained by an independent trustee and direct how those contributions are invested. We match 100% of a participant’s contribution up to a maximum of 5% of his or her annual eligible compensation. Participants vest in our matching contributions after two years of employment.

Employee Stock Purchase Plan.  The Archrock, Inc. Employee Stock Purchase Plan (the “ESPP”) provides our eligible employees, including our Named Executive Officers, the opportunity to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Code. Our Compensation Committee, which administers the ESPP, has the discretion to set the purchase price at 85% to 100% of the fair market value of a share of our common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower. For 2018, employees who elected to participate in the ESPP could purchase a share of our common stock at the lesser of (i) 95% of the fair market value of a share of common stock on the offering date or (ii) 95% of the fair market value of a share of common stock on the purchase date. Offering periods consist of three-month periods, or such other periods as may be determined from time to time by our Compensation Committee. A total of 1,000,000 shares of our common stock has been authorized and reserved for issuance under the ESPP. At December 31, 2018, approximately 871,203 shares remained available for purchase under the ESPP.

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Deferred Compensation Plan.  The Archrock Deferred Compensation Plan (the “Deferred Compensation Plan”) allows certain key employees who are U.S. citizens, including our Named Executive Officers, to defer receipt of their compensation, including up to 100% of their salaries and bonuses, and be credited with Company contributions designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Archrock 401(k) Plan due to Code limits. Participants generally must make elections relating to compensation deferrals and plan distributions in the year preceding that in which the compensation is earned. Contributions to the Deferred Compensation Plan are self-directed investments in the various funds available under the plan. There are thus no interest calculations or earnings measures other than the performance of the investment funds selected by the participant. Participants direct how their contributions are invested and may change these investment elections at any time.

Health and Welfare Benefit Plans.  We maintain a standard complement of health and welfare benefit plans for our employees, including our Named Executive Officers, which provide medical, dental and vision benefits, employee assistance, health savings and flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits are provided to our Named Executive Officers on the same terms and conditions as they are provided to our other employees.

Perquisites.  As in prior years, the only perquisite provided to our Named Executive Officers was tax preparation and planning services, which is a taxable benefit.  This perquisite was provided due to the complexity of tax reporting associated with Partnership equity held by our executive officers, and with the Partnership Merger, it has been eliminated effective as of year-end 2019.  Thereafter, the Company will provide no perquisites to its executive officers.

AGREEMENTS WITH EXECUTIVE OFFICERS

Executive Employment Letters.  Each of our Named Executive Officers (excluding Mr. Guba) entered into employment letters with us which set forth the applicable executive’s title, reporting relationship and initial compensation (the “Employment Letters”).  Under the Employment Letters, each such Named Executive Officer is eligible for an annual base salary, annual short-term incentive target and annual equity award value, which are subject to annual review by our Compensation Committee. In addition, each Employment Letter provides that the applicable executive is eligible to participate in all employee benefit plans maintained by the Company for the benefit of its executives generally. Pursuant to his Employment Letter, Mr. Aron received a one-time grant of restricted stock with a grant date value of $500,000 as an inducement to commencement of employment with us, which is subject to three-year ratable vesting and continued employment through the applicable vesting date.

Severance Benefit Agreements and Change of Control Arrangements.  We have entered into severance benefit agreements and change of control agreements with each of our Named Executive Officers (except for Messrs. Clawges and Guba).  Our Compensation Committee believes that severance and change of control agreements are necessary to attract and retain executive talent and are, therefore, a customary part of executive compensation. Our change of control agreements are structured as “double trigger” agreements. In other words, the change of control alone does not trigger benefits; rather, benefits are paid only if the executive incurs a qualifying termination of employment within six months before or 18 months following a change of control. See “Potential Payments upon Termination or Change of Control,” below, for a description of the terms of the change of control agreements and the severance benefit agreements with our Named Executive Officers during 2018, as well as estimates of the potential payouts under those agreements.

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Agreements in Connection with the Partnership Merger.  In connection with the Partnership Merger, during 2018, we entered into Letter Agreements to amend all outstanding Award Notices and Agreements and change of control agreements, as applicable to our Named Executive officers, to provide that the consummation of the Partnership Merger would not constitute a change of control of Archrock or the Partnership.

Service Agreement - Raymond K. Guba.  We entered into an interim services agreement (the “Service Agreement”) with Tatum pursuant to which Mr. Guba provided services as our Interim Chief Financial Officer from December 12, 2017 through August 3, 2018.  As such, Mr. Guba did not receive a salary, was not eligible for bonuses or equity and did not have an employment agreement, severance agreement or change of control agreement with Archrock. Under the terms of the Service Agreement, the Company paid Tatum an hourly rate of $345 for Mr. Guba’s services. In addition, the Service Agreement provided for the reimbursement of Mr. Guba’s reasonable and customary business expenses. The amount of professional fees paid to Tatum corresponding to Mr. Guba’s service as Interim Chief Financial Officer in fiscal 2018 was $555,379, the amount of expenses covered or reimbursed during this time period was $5,387 and we were refunded a security deposit of $41,400. We had no prior nor have we had a subsequent relationship with Tatum.

EQUITY PLANS

All outstanding awards granted to employees, including our Named Executive Officers, are structured as “double trigger” arrangements, that is, the grantee is only entitled to accelerated vesting in connection with a change of control if the grantee incurs a qualifying termination of employment on or within 18 months following the change of control.  See “Potential Payments upon Termination or Change of Control,” below, for more information about equity vesting under various circumstances.

OTHER POLICIES AND CONSIDERATIONS

Stock Ownership Requirements.  The Compensation Committee believes that stock ownership requirements closely align our executive officers’ interests with those of our stockholders by ensuring our executive officers have a meaningful ownership stake in our Company.  Our Chief Executive Officer is required to hold an aggregate amount of our common stock with a market value of at least five times his annual base salary (two times annual base salary in the case of our other Named Executive Officers).  Our Compensation Committee reviews the stock ownership of our Named Executive Officers annually as of June 30.  As of the date of this Proxy Statement, all Named Executive Officers subject to the stock ownership guidelines were in compliance with the guidelines.

Prohibition on Hedging and Pledging.  Company policy prohibits key employees and directors from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as variable forward contracts, equity swaps, collars or exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities.  In addition, our Named Executive Officers and directors may not pledge, hypothecate or otherwise encumber shares of the Company’s common stock as collateral for indebtedness.

Tax and Accounting Considerations.

Section 162(m) of the Code.  Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to certain executive officers within a fiscal year. Compensation that is “performance-based” with respect to taxable years beginning on or before December 31, 2017 and payable pursuant to a binding written agreement in effect on November 2, 2017 is excluded from this limitation. For compensation to be “performance-based,” it must meet certain criteria, including performance goals approved by our stockholders and, in certain cases, objective targets based on performance goals approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Section 162(m) of the Code. The Compensation Committee, in coordination with management, has historically assessed the potential application of Section 162(m) of the Code on incentive compensation awards and other compensation decisions and expects to continue to do so for performance-based compensation with respect to taxable years beginning on or prior to December 31, 2017.  In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code for tax years beginning after December 31, 2017, the Compensation Committee expects in the future to approve compensation that is non-deductible for income tax purposes.

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Section 280G of the Code.  Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from LTI plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s average prior compensation. Since 2009, we have had a policy of prohibiting tax gross-ups on income attributable to change of control agreements and other executive benefit agreements, which is discussed further in “Potential Payments upon Termination or Change of Control,” below.

Section 409A of the Code.  Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and directors, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting for Stock-Based and Unit-Based Compensation.  We have followed Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”) in accounting for stock-based and unit-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based and unit-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based and unit-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

James H. Lytal, Chair
Wendell R. Brooks
Gordon T. Hall
J.W.G. Honeybourne

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COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR 2018

The following table shows the compensation paid during the years shown to our Named Executive Officers.

Name and Title	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)
D. Bradley Childers	2018	818,269	—	3,612,605	—	1,140,422		377,916	5,949,212
President and Chief	2017	750,769	—	3,299,968	—	836,000		395,452	5,282,189
Executive Officer	2016	769,231	—	2,999,997	—	753,000	(5)	383,376	4,905,604
Douglas S. Aron (6)	2018	155,288	—	499,991	—	150,000		13,440	818,719
Senior Vice President and
Chief Financial Officer
Stephanie C. Hildebrandt	2018	397,308	—	624,998	—	330,000		73,027	1,425,333
Senior Vice President,	2017	150,000	—	549,998	—	100,000		21,005	821,003
General Counsel and Secretary
Jason G. Ingersoll	2018	329,231	—	442,712	—	340,000		63,184	1,175,127
Senior Vice President,	2017	281,539	76,160	349,961	—	234,897		53,224	995,781
Marketing and Sales	2016	288,462	73,920	299,999	—	130,000		40,260	832,641
Sean K. Clawges	2018	244,992	—	235,004	—	108,000		36,468	624,464
Vice President,
Operations Support
Raymond K. Guba (7)	2018	—	—	—	—	—		—	—
Former Interim Chief Financial Officer	2017	—	—	—	—	—		—	—
Robert E. Rice (8)	2018	315,192	—	885,411	—	—		71,271	1,271,874
Former Senior Vice President	2017	375,385	—	674,993	—	229,026		104,639	1,384,043
and Chief Operating Officer	2016	384,616	—	600,005	—	225,000		104,523	1,314,144

(1)	Amounts reported in this column reflect base salaries earned on a fiscal year basis.

(2)
The amounts in this column for 2018 represent the grant date fair value of (i) restricted shares of our common stock, (ii) CAD Performance Units at target level and (iii) TSR Performance Units at target level. The grant date fair values of the 2018 Performance Units at maximum potential payout were as follows:

Named Executive Officer	CAD Performance Units (based on $9.50 grant date fair value) ($)	TSR Performance Units (based on $13.46 grant date fair value) ($)
Childers	1,700,006	1,445,200
Aron	—	—
Hildebrandt	240,122	169,865
Ingersoll	170,088	120,332
Clawges	—	—
Guba	—	—
Rice	340,176	240,638

The grant date fair value of performance awards at target payout in the Summary Compensation Table and at maximum payout in the above table were calculated in accordance with ASC 718.  The amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by our Named Executive Officers. For a discussion of valuation assumptions, see Note 18 (Stock-Based Compensation) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

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(3)
For Ms. Hildebrandt and Messrs. Childers, Aron, Ingersoll and Clawges, the amounts in this column for 2018 represent cash payments under the 2018 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2018, and were paid during the first quarter of 2019.  Mr. Aron’s payment under the 2018 Incentive Program is prorated based on his August 13, 2018 hire date.  Mr. Rice resigned on September 21, 2018 and was therefore ineligible for a payment under the 2018 Incentive Program.

(4)	The amounts in this column for 2018 include the following:

Name	401(k) Plan Company Contribution ($)(a)	Deferred Compensation Plan Company Contribution ($)(b)	DERs / Dividends ($)(c)	Other ($)(d)	Total ($)
Childers	13,750	4,750	353,016	6,400	377,916
Aron	7,764	—	5,176	500	13,440
Hildebrandt	13,750	4,750	49,377	5,150	73,027
Ingersoll	13,750	4,750	40,144	4,540	63,184
Clawges	13,750	3,241	17,977	1,500	36,468
Guba	—	—	—	—	—
Rice	13,750	—	52,711	4,810	71,271

(a)	The amounts shown represent the Company’s matching contributions for 2018.

(b)
Our Named Executive Officers could contribute up to 100% of their base pay and bonus to the Deferred Compensation Plan, and the Company made certain matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) Plan due to Code limits.

(c)
Represents cash payments pursuant to (i) dividends on unvested restricted shares of the Company’s common stock awarded under the 2013 Stock Incentive Plan, as amended, (ii) dividend equivalents accrued in 2018 which will be paid in 2019 on CAD Performance Units awarded under the 2013 Stock Incentive Plan as finally determined by the Compensation Committee following conclusion of the 2018 performance period, (iii) dividend equivalents accrued during 2018 on TSR Performance Units awarded in 2017 based on target performance, the payment of which will be dependent on the number of such units earned during the three-year performance period ending on December 31, 2019, subject also to vesting on August 20, 2020; (iv) dividend equivalents accrued during 2018 on TSR Performance Units awarded in 2018 based on target performance, the payment of which will be dependent on the number of such units earned units earned during the three-year performance period ending December 31, 2020, subject also to vesting on August 20, 2021; and (v) DERs on unvested Partnership phantom units prior to the Partnership Merger and, thereafter, Converted RSUs.

(d)
Represents (i) the taxable reimbursement of tax preparation and financial planning services (ranging from $3,540 to $6,400, based on actual charges incurred) and (ii) a payment by the Company (ranging from $500 to $1,500, based on plan enrollment) to the individual’s health savings accounts, provided on the same basis to all employees who elected to open such an account.

(5)
The amount in this column for 2016 represents the payment Mr. Childers would have received had he not voluntarily waived payment under the 2016 Incentive Program.  Mr. Childers received no payment for the compensation measurement and performance period ended December 31, 2016.

(6)	Mr. Aron has served as our Senior Vice President and Chief Financial Officer since August 13, 2018.

(7)
Mr. Guba served as our Interim Chief Financial Officer through July 2018 pursuant to the terms of the Services Agreement between Archrock and Tatum and was compensated for his services by Tatum; as such, Mr. Guba was not paid a salary or bonus or granted equity by Archrock.  See “Agreements with Executive Officers – Service Agreement – Raymond K. Guba” in the Compensation Discussion and Analysis.

(8)	Mr. Rice resigned effective on September 21, 2018.

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GRANTS OF PLAN-BASED AWARDS FOR 2018

The following table shows the short- and long-term incentive plan awards granted to the Named Executive Officers in 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Childers	3/2/2018	—	900,096	1,800,192	—	89,474	178,948	—	—	—	850,003
	3/2/2018				—	53,685	107,370				722,600
	3/2/2018							214,737			2,040,002
Aron	8/13/2018	—	116,466	232,932	—	—	—	39,215	—	—	499,991
Hildebrandt	3/2/2018	—	258,250	516,500	—	12,638	25,276	—	—	—	120,061
	3/2/2018				—	6,310	12,620				84,932
	3/2/2018							44,211			420,005
Ingersoll	3/2/2018	—	214,000	428,000	—	8,952	17,904	—	—	—	85,044
	3/2/2018				—	4,470	8,940				60,166
	3/2/2018							31,316			297,502
Clawges	3/2/2018	—	102,897	205,794	—	—	—	14,211	—	—	135,005
	5/31/2018							8,658			100,000
Guba	—	—	—	—	—	—	—	—	—	—	—
Rice	3/2/2018	—	290,500	581,000	—	17,904	35,808	—	—	—	170,088
	3/2/2018				—	8,939	17,878				120,319
	3/2/2018							62,632			595,004

(1)
The amounts in these columns show the range of potential payouts under the 2018 Incentive Program. The actual payouts under the plan were determined in February 2019 and paid in March 2019, as shown in the Summary Compensation Table for 2018.

(2)
The amounts in these columns show the range of potential payouts of performance units awarded as part of the 2018 LTI Award. “Target” is 100% of the number of 2018 Performance Units awarded. “Threshold” is the lowest possible payout (0% of the grant), and “Maximum” is the highest possible payout (200% of the grant).  See also “2018 Performance-based Long-Term Incentive Awards – CAD Performance Units” and “–  TSR Performance Units” for more information regarding these awards.

(3)	Shares of restricted stock awarded under the 2013 Stock Incentive Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

(4)
The grant date fair value of performance units (at target) and restricted stock is calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 18 (Stock-Based Compensation) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2018

The following table shows our Named Executive Officers’ equity awards and equity-based awards denominated in our common stock outstanding at December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (2)
Childers	90,404		15.32	3/4/2020	361,072(3)	2,704,429	49,680(4)	372,103
	63,891		25.18	3/4/2021	82,480(5)	617,775	33,320(6)	249,567
							137,790(7)	1,032,047
							36,131(8)	270,621
							53,685(9)	402,101
Aron					39,215(3)	293,720
Hildebrandt					80,335(3)	601,709	19,463(7)	145,774
							6,310(9)	47,262
Ingersoll					48,041(3)	359,827	4,968(4)	37,210
					8,476(5)	63,485	2,826(6)	21,167
							13,786(7)	103,258
							2,554(8)	19,129
							4,470(9)	33,480
Clawges					37,913(3)	283,968

(1)	Because the options in this column were fully vested as of December 31, 2018, the vesting schedules are not reported.

(2)	Based on the market closing price of our common stock on December 31, 2018: $7.49.

(3)	Includes shares of restricted stock that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

Name	Unvested Shares	Initial Vesting Date
Childers	82,102	3/4/2017
	64,233	8/20/2018
	214,737	8/20/2019
Aron	39,215	8/20/2019
Hildebrandt	36,124	8/20/2018
	44,211	8/20/2019
Ingersoll	8,210	3/4/2017
	8,515	8/20/2018
	31,316	8/20/2019
Clawges	5,473	3/4/2017
	6,569	8/20/2018
	3,002	8/20/2018
	14,211	8/20/2019
	8,658	8/20/2019

(4)	Earned performance units that vest at the rate of one-third per year beginning on March 4, 2017, subject to continued service through each vesting date.

Archrock, Inc. | 43

(5)	Converted RSUs that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

Name	Unvested Units	Initial Vesting Date
Childers	44,643	3/4/2017
	37,837	8/20/2018
Ingersoll	4,464	3/4/2017
	4,012	8/20/2018

(6)	Earned performance units that vest at the rate of one-third per year beginning on August 20, 2018, subject to continued service through each vesting date.

(7)
CAD Performance Units that vest at the rate of one-third per year beginning on August 20, 2019, subject to continued service through each vesting date. Amounts shown are the actual number of units earned, as determined by the Compensation Committee following the conclusion of the 2018 performance period.

(8)
Unearned TSR Performance Units that cliff vest on August 20, 2020, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance.  The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2017 through December 31, 2019.

(9)
Unearned TSR Performance Units that cliff vest on August 20, 2021, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance.  The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2018 through December 31, 2020.

OPTION EXERCISES AND STOCK VESTED FOR 2018

The following table shows the value realized by the Named Executive Officers upon stock option exercises and vesting of equity awards covering our common stock during 2018 and Partnership common units that vested prior to the Partnership Merger in April 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares and Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Childers	219,258	742,622	285,282	3,063,291
Aron	—	—	—	—
Hildebrandt	—	—	18,063	226,691
Ingersoll	—	—	28,055	301,417
Clawges	—	—	12,052	129,094
Guba	—	—	—	—
Rice	29,855	88,371	58,159	626,900

(1)	Includes our restricted stock and cash-settled performance units that vested during 2018 and Partnership phantom units that were scheduled to and vested in March 2018, prior to the Partnership Merger.

(2)
The value realized for vested awards was determined by multiplying the fair market value of our common stock (the market closing price of our common stock on the vesting date) or Partnership phantom units (the market closing price of the Partnership’s common units on the vesting date) by the number of shares or units that vested. Shares and units vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares and units that vested for each Named Executive Officer in 2018.

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NON-QUALIFIED DEFERRED COMPENSATION FOR 2018

The following table shows the Named Executive Officers’ compensation for 2018 under our nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Childers	—	4,750	(21,328)	—	293,843
Aron	12,115	—	(883)	—	11,232
Hildebrandt	—	4,750	10	—	5,510
Ingersoll	—	4,750	(95)	—	34,421
Clawges	—	3,241	(638)	—	15,932
Guba	—	—	—	—	—
Rice	—	—	371	—	22,127

(1)
The amounts in this column represent Company contributions to each of Ms. Hildebrandt and Messrs. Childers, Ingersoll and Clawges’ Deferred Compensation Plan account earned in 2018 but paid in the first quarter of 2019. These amounts are included in “All Other Compensation” in the Summary Compensation Table for 2018 and in “Aggregate Balance at Last Fiscal Year End” in this table.

Under our Deferred Compensation Plan, eligible employees are permitted to defer receipt of up to 100% of their base salary and annual bonus. We also make certain employer matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) Plan due to Code limits. The amounts deferred under each participant’s Deferred Compensation Plan account are deemed to be invested in investment alternatives chosen by the participant from a range of choices established by the plan administrator. The balances of participant accounts are adjusted to reflect the gains or losses that would have been obtained if the participant contributions had actually been invested in the applicable investment alternatives.

Participants may elect to defer the distribution of their account balances until the occurrence of a specified future date or event, including: (i) a future date while the participant is employed by us, as specified by the participant, (ii) the participant’s separation from service (within the meaning of Section 409A of the Code), including due to death, or (iii) the participant’s disability. Participants may also elect whether to receive distributions of their account balances in a single lump-sum amount or in annual installments to be paid over a period of two to ten years.

Payment of a participant’s account will be made or commence, as applicable, as follows:

•
for lump sum payments, on the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, the date of the participant’s separation of service or, if earlier, disability and

•
for installment payments, the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, January 1 of the calendar year immediately following the date of the participant’s separation of service or, if earlier, disability.

The Deferred Compensation Plan is administered by our Compensation Committee. The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. We have also established a “rabbi trust” to satisfy our obligations under the Deferred Compensation Plan.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Severance Benefit Agreements

We have entered into a severance benefit agreement with each of our Named Executive Officers (other than Messrs. Clawges and Guba). Each such agreement provides that if the executive’s employment is terminated by us without cause or by the executive for good reason at any time through the term of the agreement (one year, to be automatically renewed for successive one-year periods until notice of non-renewal is given by either party), he or she will receive a lump sum payment in cash on the 35th day after the termination date equal to the sum of:

•	his or her annual base salary then in effect plus the target annual incentive bonus opportunity; plus

•	a pro-rated portion of his or her target annual incentive bonus opportunity for the termination year based on the length of time during which he or she was employed during such year; plus

•	any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date; plus

•
a payment equal to twelve months of the portion of the monthly premiums that would be payable by us under our group health plan had the executive’s employment not terminated, based on the executive’s elections as in effect on the termination date, together with the monthly administrative fee that would be assessed under COBRA.

In addition, the executive would be entitled to the accelerated vesting as of the termination date of that portion of his or her outstanding unvested Archrock equity, equity-based or cash awards that was scheduled to vest on the next vesting date immediately following the termination date.

•
In the case of outstanding performance shares or units which are based in common stock of Archrock and subject to ratable three year vesting based on a one-year performance period (including the CAD Performance Units), such shares or units shall vest based on the actual number of units earned, the determination of which will be made by the Committee upon conclusion of the performance period.

•
In the case of outstanding performance shares or units which are based in common stock of Archrock and subject to time-based cliff vesting at the end of a three-year performance period (including the TSR Performance Units), such shares or units shall vest as follows:  if the termination date occurs in the first year of the performance period, one-third of the performance units payable at target;  if the termination date occurs in the second year of the performance period, two-thirds of the performance units payable at target; or if the termination date occurs in the third year of the performance period, depending on whether performance has been determined, (i) 100% of the performance units payable at target or (ii) a percentage of the performance units payable at target based on actual performance.

Each executive’s entitlement to the payments and benefits under his or her severance benefit agreement is subject to his or her execution (and non-revocation) of a waiver and release for our benefit. In addition, each executive is subject to non-disparagement restrictions following termination.

Change of Control Agreements

We have entered into a change of control agreement with each of our Named Executive Officers (other than Messrs. Clawges and Guba). Each such agreement provides that if the executive’s employment is terminated by us other than for cause, death or disability, or by the executive for good reason (in each case, a “Qualifying Termination”), within six months before or 18 months following a change of control (as defined in the change of control agreements), he or she would receive a cash payment within 60 days after the termination date equal to:

•
two times (three times in the case of Mr. Childers) his or her current annual base salary plus two times (three times in the case of Mr. Childers) his or her target annual incentive bonus opportunity for that year; plus

•	a pro-rated portion of the target annual incentive bonus opportunity for the termination year based on the length of time during which the executive was employed during such year; plus

Archrock, Inc. | 46

•	any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date; plus

•
two times the total of the Company contributions that would have been credited to him or her under the Archrock 401(k) Plan and any other deferred compensation plan had he or she made the required amount of elective deferrals or contributions during the twelve months immediately preceding the termination month; plus

•
a lump-sum cash payment equal to twenty-four months of the portion of the monthly premiums that would be payable by us under our group health plan had the executive’s employment not terminated, based on the executive’s elections as in effect on the termination date, together with the monthly administrative fee that would be assessed under COBRA.

In addition, the executive would be entitled to:

•	any amount previously deferred, or earned but not paid, by him or her under the incentive and nonqualified deferred compensation plans or programs as of the termination date; and

•	the accelerated vesting of all his or her unvested LTI Awards.

Our change of control agreements do not provide for tax gross-ups.  Instead, the agreements include a Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the executive would be subject to an excise tax under Section 4999 of the Code, the executive will receive either the full amount of his or her payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive).

Each executive’s entitlement to the payments and benefits under his or her change of control agreement is also subject to his or her execution (and non-revocation) of a waiver and release for our benefit. In addition, in the event an executive receives payments from the Company under his or her change of control agreement, such executive will be subject to confidentiality, non-disclosure, non-solicitation and non-competition restrictions for two years following a termination of his or her employment.

Vesting of Equity-Based Incentives

Upon a Change of Control.  The award agreements for all outstanding equity awards provide that no portion of the award shall be subject to accelerated vesting solely upon a change of control. Instead, such awards will be subject to accelerated vesting only if a termination of the applicable executive’s employment by the Company without cause or by the executive for good reason occurs on or within eighteen months following a change of control.  Performance units will accelerate in full based on (i) the achievement of the applicable performance measures as determined by the Compensation Committee in good faith as of the date of termination or (ii) if the Compensation Committee cannot reasonably determine the achievement percentage, then achievement at the target performance level.

Upon a Termination Due to Death or Disability.  The award agreements for all outstanding equity awards provide that, upon a termination due to death or disability, the award will accelerate in full.  Performance units will accelerate in full based on (i) the achievement of the applicable performance goals if such goals have been determined by the Compensation Committee in good faith as of the date of termination or (ii) achievement at the target performance level if the applicable performance goals have not been determined by the Compensation Committee as of the date of termination.

Potential Payments.  The following tables show the potential payments to the Named Executive Officers upon a theoretical termination of employment or change of control (as applicable) occurring on December 31, 2018. The amounts shown assume an Archrock common stock value of $7.49 per share, the December 31, 2018 market closing price. The actual amount paid out to an executive upon an actual termination or change of control can only be determined at the time of such event.  Mr. Guba, who was not an employee of the Company and Mr. Rice, who resigned in September 2018, are not included in the tables below.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
D. Bradley Childers
Cash Severance	—	2,640,000	(3)	—	6,105,000	(4)
Stock Options	—	—		—	—
Restricted Stock (5)	2,704,429	1,391,623		—	2,704,429
Restricted Stock Units (6)	617,775	476,076		—	617,775
Performance Awards (7)	2,326,439	1,110,246		—	2,326,439
Other Benefits (8)	—	12,055		—	61,109
Total Pre-Tax Benefit	5,648,643	5,630,000		—	11,814,752
Douglas S. Aron
Cash Severance	—	1,062,500	(3)	—	1,806,250	(4)
Stock Options	—	—		—	—
Restricted Stock (5)	293,720	97,907		—	293,720
Restricted Stock Units (6)	—	—		—	—
Performance Awards (7)	—	—		—	—
Other Benefits (8)	—	14,967		—	45,463
Total Pre-Tax Benefit	293,720	1,175,374		—	2,145,433
Stephanie C. Hildebrandt
Cash Severance	—	920,000	(3)	—	1,580,000	(4)
Stock Options	—	—		—	—
Restricted Stock (5)	601,709	245,665		—	601,709
Restricted Stock Units (6)	—	—		—	—
Performance Awards (7)	193,036	64,345		—	193,036
Other Benefits (8)	—	14,967		—	66,934
Total Pre-Tax Benefit	794,745	1,244,977		—	2,441,679
Jason G. Ingersoll
Cash Severance	—	782,000	(3)	—	1,343,000	(4)
Stock Options	—	—		—	—
Restricted Stock (5)	359,827	171,567		—	359,827
Restricted Stock Units (6)	63,485	48,460		—	63,485
Performance Awards (7)	214,244	102,938		—	214,244
Other Benefits (8)	—	16,902		—	70,804
Total Pre-Tax Benefit	637,556	1,121,867		—	2,051,360
Sean K. Clawges
Cash Severance	—	—		—	627,000
Stock Options	—	—		—	—
Restricted Stock (5)	283,968	—		—	283,968
Restricted Stock Units (6)	—	—		—	—
Performance Awards (7)	—	—		—	—
Other Benefits (8)	—	—		—	14,967
Total Pre-Tax Benefit	283,968	—		—	925,935

(1)	“Disability” is defined in the 2013 Stock Incentive.

(2)	“Cause” and “Good Reason” are defined in the severance benefit agreements.

(3)
If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2018, under the executive’s severance benefit agreement (applicable to each executive officer except for Mr. Clawges), his or her cash severance would consist of (i) the sum of the executive’s base salary and target annual incentive bonus (calculated as a percentage of annual base salary for 2018), plus (ii) the executive’s target annual incentive bonus (calculated as a percentage of annual base salary for 2018).

Archrock, Inc. | 48

(4)
If the Company consummated a change of control that was followed by the Executive’s Qualifying Termination (as defined in the executive’s change of control agreement, applicable to each executive officer except Mr. Clawges) on December 31, 2018, under such agreement, his or her cash severance would consist of (i) two times (three times for Mr. Childers) the sum of the executive’s base salary and target annual incentive bonus (calculated as a percentage of annual base salary for 2018), plus (ii) the executive’s target annual incentive bonus (calculated as a percentage of his or her annual base salary for 2018).

(5)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested restricted stock based on the December 31, 2018 market closing price of our common stock.

(6)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested Converted RSUs based on the December 31, 2018 closing price of our common stock.

(7)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested performance awards based on the December 31, 2018 market closing price of our common stock.

(8)
The amounts in this row represent each Named Executive Officer’s right to the payment, as applicable, of (i) in the event of a termination without Cause or voluntary resignation for Good Reason, a lump sum payment comprised of the executive’s medical benefit premiums for a one-year period and the amount of the administrative fee assessed under COBRA, or (ii) in the event of a Qualifying Termination in connection with a change of control, a lump sum payment comprised of the executive’s medical benefit premiums for a two-year period, the amount of the administrative fee assessed under COBRA and two times the Company contributions for the preceding 12 months under the 401(k) Plan and deferred compensation plan.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Childers, our Chief Executive Officer.  We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

Mr. Childers had an annual total compensation of $5,949,212 in 2018 as reflected in the “Total” column of our Summary Compensation Table included in this Proxy Statement. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation for 2018 of $72,135.  As a result, we estimate that Mr. Childers’ 2018 annual total compensation was approximately 82 times that of the median of the annual total compensation of all of our employees (other than the CEO).

In determining the median employee, Archrock prepared a listing of all employees (including full-time, part-time, seasonal and temporary employees) as of December 31, 2017 and the total compensation of each such employee for fiscal year 2017.  The median employee was selected from this list and did not change for 2018.  The Compensation Committee believes this is reasonable on the basis there has been no significant change in its employee population, employee compensation arrangements, or the compensation of the median employee.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Archrock, Inc. | 49

ADDITIONAL INFORMATION

2020 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2020 Annual Meeting of Stockholders must be received by our Secretary no later than November 18, 2019.

Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2020 Annual Meeting of Stockholders on or after November 18, 2019 and no later than December 18, 2019 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

➢
a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

➢
with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

➢	include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;
➢
state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

➢	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and
➢	update and supplement the required information 10 business days prior to the date of the meeting.

These requirements in our bylaws are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary.

Stockholder proposals and nominations of directors must be delivered to our principal executive office at 9807 Katy Freeway, Houston, Texas 77024, Attention: Secretary.

COMMUNICATION WITH THE BOARD

Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to our Corporate Secretary at the address provided below. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our compliance hotline at 1-844-809-1630 or by going to www.archrock.ethicspoint.com.

Archrock, Inc. | 50

COMPANY DOCUMENTS

We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means, a copy of this Proxy Statement or Annual Report on Form 10-K for the year ended December 31, 2018. These documents are also available on our website at www.archrock.com.

COMPANY CONTACT INFORMATION

The Company’s Corporate Secretary and Investor Relations Departments can be contacted at:  Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024, by telephone at (281) 836-8000 or by email to investor.relations@archrock.com.

Archrock, Inc. | 51

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ARCHROCK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 24, 2019

I hereby appoint D. Bradley Childers and Stephanie C. Hildebrandt, and each of them, with full power of substitution, as proxies to vote all the shares of common stock of Archrock, Inc. that I am entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m., Central time, on April 24, 2019, and at any adjournments or postponements thereof, upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.

If you execute and return this proxy card, the proxies will vote your shares in the manner specified in this proxy card.

If you execute and return this proxy card but do not specify the manner in which the proxies should vote your shares, the proxies will vote your shares FOR all the nominees for director and FOR the proposals described herein.

Continued and to be signed on reverse side

Archrock, Inc.
9807 Katy Freeway, Suite 100
Houston, TX 77024

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information.  Vote by 11:59 P.M. E.T. on 04/23/2019 for shares held directly and by 11:59 P.M. E.T. on 4/21/2019 for shares held in a Plan.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. E.T. on 4/23/2019 for shares held directly and by 11:59 P.M. E.T. on 4/21/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

ARCHROCK, INC.				For All	Withhold All	For all Except
The Board of Directors recommends that you vote FOR the following:
Vote on Directors

1.	Election of the following persons to serve as directors of Archrock, Inc. until the 2020 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified			☐	☐	☐
01)	Anne-Marie N. Ainsworth	05)	Frances Powell Hawes
02)	Wendell R. Brooks	06)	J.W.G. Honeybourne
03)	D. Bradley Childers	07)	James H. Lytal
04)	Gordon T. Hall	08)	Edmund P. Segner, III
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:

Vote on Proposals

The Board of Directors recommends that you vote FOR the following proposals:					For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as Archrock, Inc.’s independent registered public accounting firm for fiscal year 2019				☐	☐	☐

3.	Advisory, non-binding vote to approve the compensation provided to our Named Executive Officers for 2018				☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date